UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

VONAGE HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

April 15, 2008

Dear Stockholders,

We are pleased to invite you to attend the annual meeting of stockholders of Vonage Holdings Corp. to be held on Friday, May 16, 2008 at 10:00 a.m., local time, at the Robert Meyner Reception Center at the PNC Bank Arts Center, Exit 116, Garden State Parkway, Holmdel, New Jersey 07733, and we look forward to your attendance either in person or by proxy. For your convenience, we are pleased to offer a live webcast of our annual meeting on the Investor Relations section of our web site at http://ir.vonage.com/. Details regarding admission to the meeting and the business to be conducted are described in the accompanying Notice of 2008 Annual Meeting of Stockholders and Proxy Statement. Included with the Proxy Statement is a copy of our 2007 annual report, including our Form 10-K for the year ended December 31, 2007. We encourage you to read our 2007 annual report, which includes our audited financial statements and information about our operations, markets and products.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of these voting options. Please note that you will not be able to vote at the annual meeting via the live webcast, and, unless you are otherwise represented at the annual meeting via proxy, you will not be deemed present or represented at the annual meeting by accessing the webcast.

Also, please let us know if you plan to attend our annual meeting by marking the appropriate box on the enclosed proxy card or, if you vote over the Internet or by telephone, indicating your plans when prompted.

Thank you for your ongoing support of Vonage. We look forward to seeing you at our annual meeting.

Sincerely,

Jeffrey A. Citron

Chairman, Chief Strategist and Interim Chief Executive Officer

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., local time, on Friday, May 16, 2008

Place	Robert Meyner Reception Center

PNC Bank Arts Center

Exit 116, Garden State Parkway

Holmdel, New Jersey 07733

Items of Business	At the meeting, we will ask you and our other stockholders to:

(1)	elect two Class II directors for terms to expire at the 2011 annual meeting of stockholders; and

(2)	ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

The stockholders will also act on any other business as may properly come before the meeting or any postponement or adjournment of the meeting.

The board of directors has no knowledge of any other business to be transacted at the annual meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on March 31, 2008.

Proxy Voting	It is important that your shares be represented and voted at the meeting. If you are a stockholder of record and do not plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope or vote over the Internet or by telephone. You may revoke your proxy at any time before its exercise at the meeting. If your shares are held in street name and you do not plan to attend the meeting, please follow the instructions provided by the holder of record to ensure that your shares are voted.

By order of the Board of Directors,

Henry B. Pickens, Assistant Secretary

April 15, 2008

Page No
GENERAL INFORMATION	1

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	1
Q: What information is contained in this proxy statement?	1
Q: What shares can I vote?	1
Q: How many votes am I entitled to per share?	1
Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
Q: How can I attend the annual meeting?	2
Q: How can I vote my shares in person at the annual meeting?	2
Q: How can I vote my shares without attending the annual meeting?	3
Q: Can I change my vote?	3
Q: How many shares must be present or represented to conduct business at the annual meeting?	3
Q: What is the voting requirement to approve each of the proposals?	4
Q: Is cumulative voting permitted for the election of directors?	4
Q: What happens if additional matters are presented at the annual meeting?	4
Q: Who will serve as inspector of elections?	4
Q: What should I do if I receive more than one set of voting materials?	4
Q: How may I obtain a separate or additional copy of our 2007 annual report and proxy materials?	4
Q: Who will bear the cost of soliciting votes for the annual meeting?	5
Q: What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	5

PROPOSAL NO. 1—ELECTION OF DIRECTORS	6
General	6
Recommendation	6
Nominees and Continuing Directors	6
Nominees for Term Expiring in 2011 (Class II Directors)	6
Directors Whose Terms Expire in 2009 (Class III Directors)	7
Directors Whose Terms Expire in 2010 (Class I Directors)	7
Transactions with Related Persons	8

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	10
General	10
Auditors’ Fees	10
Pre-Approval Policies and Procedures	10
Recommendation of the Board of Directors	11

CORPORATE GOVERNANCE	12
Governance Principles	12
Board Determination of Independence	12
Board Meetings and Attendance	13
Director Attendance at Annual Meeting of Stockholders	13
Board Committees	13
Audit Committee	13
Compensation Committee	14
Nominating and Governance Committee	15
Director Nomination Process	15
Communicating with the Independent Directors	16
Codes of Conduct	16
Compensation Committee Interlocks and Insider Participation	16
Compensation Committee Report	16
Audit Committee Report	17

VONAGE HOLDINGS CORP.

23 MAIN STREET

HOLMDEL, NJ 07733

PROXY STATEMENT

GENERAL INFORMATION

For Our Annual Meeting of Stockholders to be held on May 16, 2008

Vonage Holdings Corp. (referred to as “we,” “us” or “Vonage” in this document), has sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2008 annual meeting of stockholders. The annual meeting will be held on Friday, May 16, 2008, at 10:00 a.m., local time, at the Robert Meyner Reception Center at the PNC Bank Arts Center, Exit 116, Garden State Parkway, Holmdel, New Jersey 07733. If the annual meeting is adjourned for any reason, the proxies may be used at any adjournments of the annual meeting. For your convenience, we are pleased to offer a live webcast of our annual meeting on the Investor Relations section of our web site at http://ir.vonage.com/. A replay of the webcast will be available on our website through May 30, 2008. Please note that you will not be able to vote at the annual meeting via the live webcast, and, unless you are otherwise represented at the annual meeting via proxy, you will not be deemed present or represented at the annual meeting by accessing the webcast.

This proxy statement summarizes information about the proposals to be considered at the annual meeting and other information you may find useful in determining how to vote. We are mailing this proxy statement and the enclosed proxy card to stockholders on or about April 15, 2008. In this mailing, we are also enclosing a copy of our annual report, including our Form 10-K for the year ended December 31, 2007. We refer to the year ended December 31, 2007 as “fiscal 2007” throughout this proxy statement.

Our Form 10-K for fiscal 2007, as filed with the Securities and Exchange Commission, or SEC, including our audited financial statements, is available free of charge on the Investor Relations section of our web site at http://ir.vonage.com/ or through the SEC’s electronic data system at www.sec.gov. To request a printed copy of our Form 10-K, which we will provide to you free of charge, either: write to Vonage’s Investor Relations Department at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 or call us at 732.203.7372.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q What information is contained in this proxy statement?

A: The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers in 2007, and certain other required information.

Q: What shares can I vote?

A: Each share of Vonage common stock issued and outstanding as of the close of business on March 31, 2008, which we refer to as the Record Date, is entitled to vote on all items being voted on at the annual meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, trustee or other nominee such as a bank. On the Record Date, we had 156,083,495 shares of common stock issued and outstanding.

Q: How many votes am I entitled to per share?

A: Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most Vonage stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Vonage. As the stockholder of record, you have the right to grant your voting proxy directly to Vonage or to vote in person at the annual meeting. Vonage has enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q: How can I attend the annual meeting?

A: You are entitled to attend the annual meeting only if you were a Vonage stockholder or joint holder as of the Record Date, the close of business on March 31, 2008, or you hold a valid proxy for the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. If you are a stockholder of record, you should bring the top portion of your proxy card for proof of ownership. If you are not a stockholder of record but hold shares in street name through a broker, trustee or nominee, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to March 31, 2008, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting. For security reasons, you may be subject to search prior to your admittance to the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote over the Internet or by telephone, indicating your plans when prompted.

The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:00 a.m., local time, and you should allow ample time for the check-in procedures.

Q: How can I vote my shares in person at the annual meeting?

A: Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q: How can I vote my shares without attending the annual meeting?

A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Internet—Stockholders of record of Vonage common stock with Internet access may submit proxies by following the “INTERNET” instructions on their proxy cards until 11:59 p.m., Eastern Time, on May 15, 2008. Most Vonage stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for Internet voting availability.

Please note that you will not be able to vote at the annual meeting via the live webcast, and, unless you are otherwise represented at the annual meeting via proxy, you will not be deemed present or represented at the annual meeting by accessing the webcast.

By Telephone—Stockholders of record of Vonage common stock who live in the United States or Canada may submit proxies by following the “TELEPHONE” instructions on their proxy cards until 11:59 p.m., Eastern Time, on May 15, 2008. Most Vonage stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

By Mail—Stockholders of record of Vonage common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Vonage stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

Q: Can I change my vote?

A: You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to Vonage’s Corporate Secretary at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction they provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q: How many shares must be present or represented to conduct business at the annual meeting?

A: The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the voting power of the issued and outstanding common stock of Vonage must be present in person or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Q: What is the voting requirement to approve each of the proposals?

A: In the election of directors, the two persons receiving the highest number of “FOR” votes at the annual meeting will be elected. The proposal to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and voting on the proposal at the annual meeting.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes and abstentions are not considered votes cast on that proposal and will have no effect on the outcome of such proposal. Thus, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Q: Is cumulative voting permitted for the election of directors?

A: No. You may not cumulate your votes for the election of directors.

Q: What happens if additional matters are presented at the annual meeting?

A: Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Q: Who will serve as inspector of elections?

A: The inspector of elections will be a representative from American Stock Transfer & Trust Company.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Vonage proxy card and voting instruction card that you receive.

Q: How may I obtain a separate or additional copy of our 2007 annual report and proxy materials?

A: If you share an address with another stockholder, each stockholder may not receive a separate copy of our annual report, including our Form 10-K for the year ended December 31, 2007, and proxy materials. Stockholders who do not receive a separate copy of these materials may request to receive a separate copy by sending an e-mail through the Vonage Investor Relations website at http://ir.vonage.com/, calling 732.203.7372 or writing to:

Vonage Investor Relations

23 Main Street

Holmdel, NJ 07733

Any stockholder may request additional copies of our annual report, including our Form 10-K, and proxy materials by following these same instructions. We will promptly deliver the requested copies.

Stockholders who share an address and receive multiple copies of our annual report, including our Form 10-K, and proxy materials can request to receive a single copy of these materials and notices of Internet availability of proxy materials (if applicable) in the future by following the instructions above. Stockholders can also revoke their consent and receive separate copies of these documents in the future by following the instructions above. Current and prospective investors can access or order free copies of our Form 10-K, proxy statement and other financial information by following these same instructions.

Q: Who will bear the cost of soliciting votes for the annual meeting?

A: Vonage is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Q: What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A: You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary of Vonage must receive the written proposal at our principal executive offices no later than December 16, 2008. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Vonage Holdings Corp.

Attn: Corporate Secretary

23 Main Street

Holmdel, New Jersey 07733

For a stockholder proposal that is not intended to be included in Vonage’s proxy statement under Rule 14a-8, the stockholder must (1) provide the information required by our bylaws and (2) give timely notice to the Corporate Secretary of Vonage in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary of Vonage:

•	not earlier than January 16, 2009, and

•	not later than February 15, 2009.

Nomination of Director Candidates: You may propose director candidates for consideration by the board of directors’ nominating and governance committee. Any such recommendations should include the nominee’s name and qualifications for board of directors membership and should be directed to the Corporate Secretary of Vonage at the address of our principal executive offices set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance—Director Nomination Process” below in this proxy statement.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Copy of Bylaw Provisions: You may contact our Corporate Secretary at Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, New Jersey 07733 for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our board of directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The board has set the number of directors at eight. The Class I, Class II and Class III directors were elected to serve until the annual meeting of stockholders to be held in 2010, 2008 and 2009, respectively, and until their respective successors are elected and qualified. Our board of directors currently consists of eight members. Mr. Barris, Governor Ridge and Mr. Krupka are Class I directors. Mr. Miller and Mr. Roberts are Class II directors. Mr. Citron, Mr. David and Mr. Misner are Class III directors.

Our board of directors, on the recommendation of our nominating and governance committee, has nominated Mr. Miller and Mr. Roberts for election as Class II directors to hold office until the 2011 annual meeting of stockholders and until their respective successors are elected and qualified.

The persons named in the enclosed proxy card will vote to elect each of these nominees as a director, unless the proxy is marked otherwise. Each of the nominees is currently a director. Each nominee has indicated a willingness to serve as a director, if elected. If any nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

No director, or associate of any director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director is related by blood, marriage or adoption to any other director or executive officer.

Recommendation

Our board of directors recommends a vote FOR the election to the board of directors of each of the Class II director nominees.

Nominees and Continuing Directors

The following information regarding the principal occupation, affiliations and business experience for each of the directors, including the nominees for election as Class II directors, has been furnished to us by the directors.

Nominees for Term Expiring in 2011 (Class II Directors)

J. Sanford Miller, age 58, joined our board of directors in January 2004. Mr. Miller is a General Partner in Institutional Venture Partners, or IVP, which he joined in April 2006. Prior to joining IVP, Mr. Miller was a Senior Partner at 3i, which he joined in 2001. Prior to joining 3i, Mr. Miller co-founded Thomas Weisel Partners in 1998, where he was a Member of the Executive Committee, Chief Administrative and Strategic Officer and Co-Director of Investment Banking. From 1990 to 1998, Mr. Miller was a Senior Partner at Montgomery Securities, where he led the technology and healthcare groups. Mr. Miller is a College Trustee at the University of Virginia and serves on the Management Board of the Stanford Graduate School of Business and the Board of Visitors of the Stanford University School of Law. Mr. Miller is our Lead Independent Director.

John J. Roberts, age 63, joined our board of directors in August 2004. Mr. Roberts served as Global Managing Partner for PricewaterhouseCoopers LLP from 1998 until his retirement in June 2002. From 1994 to 1998, Mr. Roberts served as Chief Operating Officer of Coopers & Lybrand, which merged with Price Waterhouse in 1998. He currently serves on the boards of directors and audit committees of Armstrong World Industries, Inc. and Safeguard Scientifics, Inc. and the board of trustees and audit committee of the Pennsylvania Real Estate Investment Trust. He is a Member of the American Institute of Certified Public Accountants.

Directors Whose Terms Expire in 2009 (Class III Directors)

Jeffrey A. Citron, age 37, was our Chairman and Chief Executive Officer from January 2001 through February 2006. He resigned from his position as Chief Executive Officer and became our Chief Strategist in February 2006. On April 11, 2007, in connection with the resignation of Michael Snyder as our Chief Executive Officer, our board of directors appointed Mr. Citron as our Interim Chief Executive Officer. We expect to name a replacement for Mr. Citron prior to the end of the second quarter of 2008 and anticipate that Mr. Citron will maintain his role as our Chairman and Chief Strategist. In 1995, Mr. Citron founded The Island ECN, a computerized trading system designed to automate the order execution process. Mr. Citron became the Chairman and CEO of Datek Online Holdings Corp. in February 1998 and departed The Island ECN and Datek in October 1999.

Morton David, age 71, joined our board of directors in August 2001. Mr. David served as the Chairman and Chief Executive Officer of Franklin Computer Corporation (later Franklin Electronic Publishers, Inc.) from 1983 to 1998. Mr. David currently serves on the board of directors of Sharper Image Corporation and previously served on the board of directors of Datek Online Holdings Corp. from 1998 until its acquisition by Ameritrade Holdings in 2002.

Jeffrey J. Misner, age 54, joined our board of directors in March 2008. Mr. Misner has served as Executive Vice President and Chief Financial Officer of Continental Airlines, Inc. since August 2004. Mr. Misner joined Continental Airlines, Inc. in 1995 and previously served in various capacities, most recently as Senior Vice President and Chief Financial Officer.

Directors Whose Terms Expire in 2010 (Class I Directors)

Peter Barris, age 56, joined our board of directors in September 2004. Mr. Barris has served as Managing General Partner of New Enterprise Associates, LLC, or NEA, since 1999. He has been with NEA since 1992, and he serves as either an executive officer or General Partner of various NEA entities. Mr. Barris serves on the boards of directors of Innerworkings, Inc., Neutral Tandem, Inc. and the Mid-Atlantic Venture Association, as well as several private companies in the NEA portfolio. Mr. Barris serves on the Executive Committee of the National Venture Capital Association and is a member of the Board of Trustees of Northwestern University and the Board of Overseers of Tuck School at Dartmouth College.

Michael A. Krupka, age 42, joined our board of directors in July 2007. Mr. Krupka has served as Managing Director of Bain Capital Ventures since its founding in 2000. Prior to Bain Capital Ventures, Mr. Krupka was a Managing Director and Principal with the Private Equity Group of Bain Capital Partners, LLC from 1994 to 2000, during which time he focused on technology and technology-driven companies, including software, hardware, database and telecommunication services. Earlier at Bain Capital Partners, LLC, from 1991 to 1994, Mr. Krupka was a Principal of Information Partners, a fund focused on early-stage information technology investing. Prior to Bain Capital Partners, LLC, Mr. Krupka was a consultant with Bain & Company. Mr. Krupka serves on the board of directors of a number of privately held companies.

Governor Thomas J. Ridge, age 62, joined our board of directors in August 2005. Governor Ridge has served as President and Chief Executive Officer of Ridge Global, LLC, a global strategic consulting company since July 2006. From April 2005 to July 2006, he was President and Chief Executive Officer of Thomas Ridge LLC. From January 2003 to January 2005, Governor Ridge served as the Secretary of the United States Department of Homeland Security. From 2001 through 2002, Governor Ridge served as the Special Assistant to the President for Homeland Security, an Executive Office created by President Bush in October 2001. Governor Ridge served as Governor of the Commonwealth of Pennsylvania for two terms from 1995 through 2001 and was a member of the U.S. House of Representatives from 1983 through 1995. Governor Ridge currently serves on the boards of directors of The Hershey Company and Exelon Corporation.

Transactions with Related Persons

Policies and Procedures for Related Person Transactions

On January 18, 2007, our board adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Vonage is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved or ratified by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Vonage’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of Vonage’s annual gross revenues; and

•	a transaction that is specifically contemplated by provisions of Vonage’s charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Purchase of Domestic Call Termination from Neutral Tandem

We purchase access from Neutral Tandem, Inc. to terminate certain of our customer’s domestic phone calls. In 2007, we paid Neutral Tandem $2,140,978 for their services. Affiliates of New Enterprise Associates, a holder of more than 5% of our voting capital stock, own an approximate 23% interest in Neutral Tandem. One of our directors, Peter Barris, who is affiliated with New Enterprise Associates, serves on the board of directors of Neutral Tandem. See “—Nominees and Continuing Directors.”

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Vonage is asking the stockholders to ratify the audit committee’s appointment of BDO Seidman, LLP as Vonage’s independent registered public accounting firm for the year ending December 31, 2008. Although stockholder approval of the audit committee’s appointment of BDO Seidman, LLP is not required by law, the board of directors and the audit committee believe that it is advisable to give stockholders an opportunity to ratify the appointment. In the event the stockholders fail to ratify the appointment, the audit committee will reconsider this appointment. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in Vonage’s and its stockholders’ best interests.

BDO Seidman, LLP has audited Vonage’s consolidated financial statements annually since Vonage’s 2004 fiscal year. Representatives of BDO Seidman, LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Auditors’ Fees

The following table summarizes the fees of BDO Seidman, LLP, our registered public accounting firm since April 22, 2005, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2007	Fiscal 2006
Audit Fees (1)	$1,599,935	$1,536,361
Tax Fees (2)	31,441	79,782

Total Fees	$1,631,376	$1,616,143

(1)	Audit fees consist of amounts billed for the audit of our annual financial statements included in our annual report on Form 10-K, the review of the interim financial statements included in our quarterly reports on Form 10-Q, the audit of internal control over financial reporting, services rendered in connection with our initial public offering in 2006, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax fees consist of amounts billed for advisory services regarding sales tax compliance and taxability issues. None of our tax fees billed in fiscal 2006 or 2007 were provided under the de minimis exception to the audit committee pre-approval requirements.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

Recommendation of the Board of Directors

The board of directors recommends that the stockholders vote FOR the ratification of the appointment of BDO Seidman, LLP to serve as Vonage’s independent registered public accounting firm for the year ending December 31, 2008.

* * * * *

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that Vonage is managed for the long-term benefit of stockholders. This section describes key corporate governance principles and practices that our board has adopted. Complete copies of our governance principles, committee charters, code of conduct and finance code of ethics are available on the Corporate Governance section of our web site at http://ir.vonage.com/. Alternatively, you can request a copy of any of these documents by writing to Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, New Jersey 07733.

Governance Principles

Our board has adopted governance principles to assist in the exercise of its duties and responsibilities and to serve the best interests of Vonage and our stockholders. These principles, which provide a framework for the conduct of the board’s business, provide that:

•	the board’s principal responsibility is to oversee the management of Vonage;

•	a majority of the members of the board shall be independent directors;

•	the non-management directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable New York Stock Exchange, or NYSE, rules, a director will only qualify as “independent” if our board affirmatively determines that he or she has no material relationship with Vonage (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with Vonage if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual and he or she:

•

is an executive officer of another company which is indebted to Vonage, or to which Vonage is indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

serves as an officer, director or trustee of a tax exempt organization, unless Vonage’s discretionary contributions to such organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues. Vonage’s automatic matching of employee charitable contributions will not be included in the amount of Vonage’s contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our board who are independent.

Our board has determined that Peter Barris, Morton David, Michael A. Krupka, J. Sanford Miller, Jeffrey J. Misner, Governor Thomas J. Ridge and John J. Roberts meet the categorical standards described above, that none of these directors has a material relationship with Vonage and that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual. Our board reached a similar determination with respect to Orit Gadiesh, who served as a director from August 2005 until February 15, 2007, Betsy Atkins, who served as a director from July 2005 until March 30, 2007 and Harry Weller, who served as a director from November 2003 to July 18, 2007.

In determining the independence of the directors listed above, our board considered the transactions with Neutral Tandem, Inc. discussed in “Transactions with Related Persons.”

Board Meetings and Attendance

Our board met 14 times during fiscal 2007. During fiscal 2007, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he then served.

Director Attendance at Annual Meeting of Stockholders

Our governance principles provide that directors are encouraged to attend the annual meeting of stockholders. Two of our directors then serving on our board, Morton David and Jeffrey Citron, attended the 2007 annual meeting of stockholders.

Board Committees

Our board has established three standing committees—audit, compensation, and nominating and governance—each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on the Corporate Governance section of our web site at http://ir.vonage.com/.

Our board has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of the NYSE, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3(b)(1) under the Exchange Act.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting and disclosure controls and procedures;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included below in this proxy statement.

The members of our audit committee are Mr. Roberts (Chairman), Mr. David, Mr. Miller and Mr. Misner. Mr. Misner joined our audit committee in March 2008. Each member of our audit committee meets the standards for financial knowledge for companies listed on the NYSE. In addition, our board of directors has determined that Mr. Roberts and Mr. Misner are each an “audit committee financial expert” as defined by applicable SEC rules. No member of our audit committee simultaneously serves on the audit committees of more than three public companies, except for Mr. Roberts, who serves on three audit committees in addition to ours. Our board of directors has determined that Mr. Roberts’ simultaneous service does not impair his ability to effectively serve on our audit committee. Our audit committee met 13 times during fiscal 2007.

Compensation Committee

The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief strategist, chief executive officer and other executives;

•	determining compensation for our chief strategist and chief executive officer;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included below in this proxy statement; and

•	preparing the compensation committee report required by SEC rules, which is included below in this proxy statement.

The compensation committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter. The compensation committee has engaged an independent compensation consultant, Hewitt Associates, or the compensation consultant, to advise the committee in connection with its oversight of our compensation program. The compensation consultant generally attends meetings of the compensation committee and also communicates with the compensation committee outside of meetings. The compensation consultant reports to the compensation committee rather than to management, although the compensation consultant may meet with management from time to time for purposes of gathering information on proposals that management may make to the compensation committee. The compensation committee is free to replace the compensation consultant or hire additional consultants at any time. The compensation consultant does not provide any other services to us and receives compensation only with respect to the services provided to the compensation committee. The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “Compensation Discussion and Analysis.”

Our management, aided by our human resources and finance departments, provided statistical data and made recommendations to the compensation committee to assist it in determining 2007 compensation levels. While the compensation committee utilized this information and valued management’s observations with regard to compensation, the ultimate decisions regarding executive compensation were made by the compensation committee.

Compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also other board members, our chairman and chief strategist, our chief executive officer, our chief legal officer and a representative from our human resources department.

The members of our compensation committee are Mr. David (Chairman), Mr. Barris, Mr. Miller and Governor Ridge. Our compensation committee met eight times during fiscal 2007.

Nominating and Governance Committee

The nominating and governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board with respect to the compensation of non-executive directors;

•	developing and recommending governance principles to the board; and

•	overseeing an annual evaluation of the board.

The processes and procedures followed by the nominating and governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The members of our nominating and governance committee are Mr. Krupka (Chairman), Governor Ridge and Mr. Barris. Our nominating and governance committee met five times during fiscal 2007.

Director Nomination Process

The process followed by our nominating and governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board. We also use the services of a third-party search firm to identify and evaluate potential director candidates.

In determining whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, our nominating and governance committee considers a number of factors, including the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Our board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

Stockholders may recommend individuals to our nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the nominating and governance committee, Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, New Jersey 07733. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board, by following the procedures set forth under “Questions And Answers About The Proxy Materials And The Annual Meeting- What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?” Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy card for the next annual meeting.

Communicating with the Independent Directors

Our board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The Lead Independent Director, with the assistance of our chief legal officer, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate. The Lead Independent Director serves as the presiding director at all executive sessions of our non-management directors.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Independent Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board should address such communications to board of directors, Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, New Jersey 07733.

Codes of Conduct

We have adopted a code of conduct applicable to all our officers and employees and a finance code of ethics applicable to our chief financial officer and other employees in our finance organization. The code of conduct and the finance code of ethics are posted in the Corporate Governance section of our Investor Relations website, http://ir.vonage.com/. We will provide you with print copies of our codes free of charge on written request to Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, New Jersey 07733. We intend to disclose any amendments to, or waivers from, provisions of our codes that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions, on our Investor Relations website promptly following the date of such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, the members of our compensation committee were Mr. David, Mr. Barris, Mr. Miller and Governor Ridge. None of the members of our compensation committee was at any time in fiscal 2007, or formerly, an officer or employee of Vonage, and none of the members of our compensation committee had any relationship with Vonage requiring disclosure as a related person transaction under Item 404 of Regulation S-K. During fiscal 2007, none of our executive officers served as a member of the compensation committee or board of directors of any entity that had one or more executive officers that served on our compensation committee or board of directors.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that Vonage specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on the foregoing review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

By the Compensation Committee of the Board of Directors of Vonage Holdings Corp.

Morton David, Chairman

J. Sanford Miller

Peter Barris

Governor Tom Ridge

Audit Committee Report

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2007 and discussed them with our management and registered public accounting firm.

The audit committee has also received from, and discussed with, our registered public accounting firm various communications that our registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance, which superseded the Statement on Auditing Standards No. 61.

The audit committee has received the written disclosures and the letter from our registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees ), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

By the Audit Committee of the Board of Directors of Vonage Holdings Corp.

John J. Roberts, Chairman

Morton David

J. Sanford Miller

Jeffrey J. Misner

COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we address the compensation provided to our named executive officers listed in the Summary Compensation Table that immediately follows this discussion, the goals that we seek to achieve through our executive compensation program and other important factors underlying our compensation practices and policies.

Compensation Objectives

The 2007 compensation for our executive officers was designed to meet the following objectives:

•	Provide competitive compensation in order to attract, retain and motivate highly-skilled executives. We refer to this objective as “competitive compensation.”

•	Reinforce the importance of meeting and exceeding identifiable and measurable goals. We refer to this objective as “performance incentives.”

•	Provide meaningful equity ownership that will align the value of our equity compensation with the creation of stockholder value. We refer to this objective as “alignment with stockholder interests.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of 2007 compensation are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Cash Bonus	Performance Incentives Competitive Compensation

Long-Term Incentives—Stock Options and Restricted Stock Units	Retention Incentives Alignment with Stockholder Interests Performance Incentives Competitive Compensation

Our compensation committee reviews the compensation program annually to determine if changes should be made to address the objectives described above.

Engagement of Compensation Consultant

The compensation committee engages its own independent advisor, Hewitt Associates, to assist in carrying out its responsibilities under its charter. For more information on the role of Hewitt Associates, see “Corporate Governance—Board Committees—Compensation Committee.”

Determination of Competitive Compensation

In assessing competitive compensation for 2007, we used the following data sources:

•

Radford Executive Survey, covering companies in the telecommunications industry and high technology companies. We generally focused on survey data for the 83 companies with revenues from $500 million to $1 billion. In the case of Mr. Citron, we referenced all 508 companies in the survey, because there was insufficient data in the more limited sample based on revenues.

•	Mercer US Executive Compensation Survey, covering a large number of companies in several major industrial groupings. We utilized information regarding the 232 companies in the survey with revenues from $500 million to $1 billion, the 72 telecommunications industry companies in the survey, or both groups of companies, depending on the nature of the respective executive’s duties and the availability of relevant data for each executive position.

•

Watson Wyatt Top Management Compensation Survey, covering a large number of companies in a range of industry categories. We generally utilized information regarding 72 companies in the survey with revenues from $500 million to $1 billion, telecommunications and communications industry companies in the survey, or both groups of companies, depending on the nature of the respective executive’s duties and the availability of relevant data for each executive position.

Except with respect to Mr. Citron and Ms. O’Leary, we placed the most weight (50%) on the Radford Executive Survey because we believed it provided the most relevant data. We believe that telecommunications companies and high technology companies with comparable revenues represent an appropriate comparison group for our executives because they are the companies against which we are most likely to compete for executive talent. We weighted the data from each of the other surveys at 25%. With respect to Mr. Citron, we rated each survey equally because we did not limit the Radford Executive Survey data used for him to companies in the revenue range we used for the other executives. We also weighted each survey equally for Ms. O’Leary, due to considerations relating to the nature of her duties as our principal legal officer. We refer to the weighted data sources described above as the “market sample.”

In 2007, we targeted salaries for the named executive officers at the 50th percentile of the market sample. For total cash compensation, which is base salary and the target amount of annual cash bonus, we targeted a minimum level at the 50th percentile, but provide for payments of up to the 75th percentile contingent on the achievement of strong performance. We also targeted the same 50th to 75th percentile range for total direct compensation, which is base salary, the target amount of annual bonus and stock-based grants. We believe these target levels were appropriate because we want to reward the achievement of our aggressive performance goals.

A significant portion of our compensation is performance-based. Therefore, actual cash compensation paid to our named executive officers may vary from targeted levels based on achievement of performance targets. Moreover, the comparative analysis described above provides only guidelines, and we do not follow them rigidly. Variations may occur based on specific considerations relating to our operations and the market for our securities. For example, as explained in more detail below under “Long-Term Incentives,” we decided to provide special equity grants to almost all of our employees, including most of our named executive officers, in August 2007.

Salaries

The only named executive officer who received a salary increase not tied to a promotion was our former Chief Executive Officer, Michael F. Snyder, whose salary was increased from $500,000 per annum to $550,000 per annum. This increase placed Mr. Snyder within the competitive guideline described above. Because their salaries already were within the competitive guideline, we did not increase in the salaries of Messrs. Citron, Rego and Mamakos or Ms. O’Leary. Mr. Citron assumed Interim Chief Executive Officer duties following Mr. Snyder’s separation in April 2007.

Ms. Haenggi was promoted to the position of Chief Marketing Officer in April 2007. In connection with the promotion, we increased her salary to $275,000 per annum, which placed her salary within our competitive guidelines.

Annual Cash Bonuses

When determining the annual bonuses of our executive officers, the compensation committee takes into account achievement of objective performance criteria as described below. The compensation committee also considers discretionary factors relating to the executive’s individual performance.

For 2007, the target bonus percentages for the named executive officers were as follows:

Name	Percentage of Salary Payable at Target Award Level
Jeffrey Citron	100%
Michael Snyder	100%
John S. Rego	100%
Louis Mamakos	50%
Sharon A. O’Leary	80%
Jamie Haenggi	60%*

*	In March 2008, the compensation committee increased Ms. Haenggi’s target bonus opportunity from 40% to 60% of her salary.

The compensation committee, with the assistance of management, devoted considerable effort over a period of several months to determine the appropriate financial measures and weighting of measures to use in connection with the 2007 annual bonus program. Although the committee determined which measures to use in March 2007, it continued to focus on the appropriate weighting of the factors and the extent to which business unit leaders should have a larger portion of their potential bonus based on corporate performance.

During the third quarter of 2007, we instituted a project, called “Vonage 2.0,” to

•	repair business fundamentals, namely marketing, user experience and cost management;

•	strengthen our business core through several initiatives, including improvement of service and rollout of new plans and features; and

•	grow from the business core, including by entering adjacent markets.

Management believed that to achieve these goals, a strong, unified effort of all of our employees was required. To motivate all employees, including our named executive officers, to focus on the success of this initiative, management recommended that bonuses for all participating employees be based exclusively on achieving the company-wide performance measures.

In addition, management provided revised weightings that reflected the compensation committee’s views in light of challenges confronting Vonage. These challenges also are addressed in the Vonage 2.0 project.

The measures used for the 2007 bonus program were the following:

•

Revenue (15% of target bonus)—We calculate revenue based on total cash received from customers after deducting bad debt charges, credits and promotional discounts. We use revenue, net of the deductions, because it is a fundamental indicator of growth for a company in an emerging sector of the telecommunications industry.

•

Subscriber Line Acquisition Cost (“SLAC”) (15% of target bonus)—SLAC is total marketing expense divided by subscriber line additions. We use SLAC because it is an effective measure of how efficiently we spend funds to acquire new customers.

•

Pre-Marketing Operating Income Per Line (“PMOI”) (15% of target bonus)—PMOI is the average cash earned from an existing subscriber line and excludes SLAC and the net device subsidy, which relates to the subsidy we provide to new customers for equipment purchases. We use PMOI because it is an important indicator of our ability to achieve operational efficiency. We expect PMOI to increase as we spread fixed costs over an increasing number of subscriber lines.

•

Churn (25% of target bonus)—Churn relates to the average monthly percentage of customers that terminate service. We calculated churn by dividing the number of customers that terminated during 2007 by the simple average number of customers during 2007, and dividing the result by 12. The simple average number of customers is the number of customers on the first day of 2007 plus the number of customers on the last day of 2007, divided by two. We use churn as a performance measure because it addresses our success in retaining subscribers. Reducing churn can have a significant positive impact on revenue and profitability.

•

Adjusted Operating Loss (30% of target bonus)—We define adjusted operating loss as loss from operations, calculated in accordance with generally accepted accounting principles (GAAP), excluding depreciation, amortization and non-cash stock compensation expenses. In addition, the compensation committee subsequently adjusted this measure by eliminating intellectual property royalty and litigation expenses and severance expenses. The compensation committee views adjusted operating loss as the most important performance measure because it is a “bottom line” indicator of our long-term viability, and of management’s performance. Depreciation, amortization and non-cash stock compensation expense are excluded because they represent non-cash charges that we believe do not reflect on management’s performance. Excluding intellectual property royalty and litigation expenses and severance expenses reflects our judgment that management should not be penalized for expenses relating to intellectual property litigation, which were essentially out of their control, or by expenses relating to (i) our reduction in force, which occurred on April 12, 2007 and resulted in the termination of 135 employees and (ii) other individual termination arrangements approved by the committee or made under our severance practices.

A 100% payout on any of the measures required our achieving the targeted amount for the measure. We viewed these targeted amounts as aggressive, requiring superior performance. The minimum payment, equal to 25% of the target bonus, would be payable if a threshold level of performance was achieved. The maximum payment, equal to 175% of the target bonus, would be payable only upon outstanding performance. Payouts between threshold and maximum amounts increased in proportion to the increase or decrease, as applicable, of the relevant performance measure:

Performance Measure	Threshold	Target	Maximum
Revenue	$840 million	$950 million	$1,060 million
SLAC	$290.00	$235.00	$180.00
PMOI	$9.00	$9.80	$10.60
Churn	2.5%	2.1%	1.7%
Adjusted Operating Loss	$148 million	$118.815 million	$89.630 million

The award payable based on our actual performance was 73% of the total target bonus, as indicated by the following table:

Performance Measure	2007 Performance	Percent of Target Award for the Measure	Target Award for Measure as Percentage of Total Target Award	Percentage of Total Target Award Based on Performance
Revenue	$828.228 million	0%	15%	0%
SLAC	$246	87%	15%	13%
PMOI	$9.44	53%	15%	8%
Churn	2.8%	0%	25%	0%
Adjusted Operating Loss	$46.372 million	175%	30%	52%

Percent of Total Target Award				73%

However, as in prior years, the compensation committee also considered discretionary factors relating to the executive’s personal contributions to Vonage. At the recommendation of our Chairman, Chief Strategist and Interim Chief Executive Officer, the compensation committee adjusted the bonuses of all named executive officers other than Mr. Citron. Mr. Rego’s bonus reflected improved cost management in the second half of 2007 and his significant role in resolving intellectual property disputes, offset by a material weakness our financial staff discovered in the design of our internal control procedures relating to recording stock-based compensation expense, which was remediated as of December 31, 2007. Mr. Mamakos’ bonus reflected his contribution to resolving our intellectual property litigation and completing key technical projects. Ms. Haenggi’s bonus was based on her significant accomplishments, including a significant reduction in SLAC following her promotion in April 2007.

Based on the corporate performance rating and the recommendation of the Chairman, Chief Strategist and Interim Chief Executive Officer regarding the personal contribution of the named executive officers other than himself, our board of directors approved the following annual bonus payments to the named executive officers:

Name (1)	2007 Bonus Award	Award as Percentage of Target Award Opportunity
Jeffrey Citron	$438,000	73%
John S. Rego	$190,000	63%
Louis Mamakos	$90,000	82%
Jamie Haenggi	$200,000	132%

(1)	Mr. Snyder’s and Ms. O’Leary’s bonus payments were determined by the terms of their respective employment agreements and separation agreements. See “—Severance Arrangement with Michael Snyder,” “—Severance Arrangement with Sharon A. O’Leary” and “Potential Payments Upon Termination or Change of Control—Employment Agreements” below.

These payments are reflected in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentives

Annual Stock Option Grants: In 2007, the compensation committee approved stock option grants to the executive officers based on 2006 corporate performance, competitive data with respect to market sampling, the level of the individual’s responsibility and individual contributions to Vonage. The stock options were granted on March 14, 2007.

The stock option grants made in 2007 followed the competitive compensation guidelines discussed above. The compensation committee also considered the recommendations of the Chairman, Chief Strategist and Interim Chief Executive Officer for the named executive officers. The executive officers received the following stock option grants in March 2007:

Name	Number of Shares Underlying Stock Options
Jeffrey Citron	1,000,000
Michael Snyder	1,000,000
John S. Rego	205,000
Louis Mamakos	75,000
Sharon A. O’Leary	155,000
Jamie Haenggi	*

*	Ms. Haenggi did not receive a stock option grant in March 2007 because she was not eligible based on the date of her hire.

Ms. Haenggi received an option to purchase 100,000 shares in April 2007 upon her promotion to the position of our Chief Marketing Officer. She also received an additional option to purchase 100,000 shares in December 2007 in recognition of her meritorious performance in connection with the Vonage 2.0 project.

Special Equity Grant: In August 2007, our Chairman, Chief Strategist and Interim Chief Executive Officer expressed concerns that our long-term incentive program was not meeting the objectives it was designed to address. He noted that the market value of our common stock declined by 60% within 90 days after our initial public offering in May 2006. In addition, an adverse court decision in major intellectual property litigation during 2007 further diminished the market value of our common stock.

We believe that these factors largely were out of the control of our employees. Nevertheless, at July 31, 2007, all stock options held by employees who commenced employment with us after June 30, 2004 had an exercise price above the market price of our common stock. Our principal executive officer was concerned that most executive officers and other key employees were not aligned with stockholder interests because they did not have meaningful equity ownership. In addition, he believed our challenges in 2007, particularly adverse litigation developments, rendered the outstanding equity compensation ineffective in providing competitive compensation or performance incentives. Finally, he believed that our equity grants were not helping us retain key employees because over 90% of all outstanding stock options had an exercise price above the market price of our common stock, and the increase in stock price necessary to enable the realization of meaningful value would be formidable for most employees. Our principal executive officer felt that this situation was contributing to low morale and employee attrition.

Therefore, our principal executive officer recommended a special equity award that he felt would provide meaningful incentives to, and help retain, our employees. Based on this recommendation, the compensation committee approved a special award of stock options and restricted stock units to our employees. These awards also were made to our named executive officers other than Mr. Citron. In approving the awards, the compensation committee noted that the dilutive impact of the special equity awards would be muted because approximately six million shares of underlying stock options and restricted stock units issued since January 1, 2006 have been returned due to employee turnover. In addition, a large number of outstanding options may never be exercised because of their high exercise prices.

Based on the recommendations of our Chairman, Chief Strategist and Interim Chief Executive Officer, the compensation committee granted the following equity awards to the other named executive officers in August 2007:

Name	Number of Shares Underlying Stock Options	Number of Restricted Stock Units
John S. Rego	200,000	84,000
Louis Mamakos	200,000	84,000
Sharon A. O’Leary	200,000	84,000
Jamie Haenggi	200,000	84,000

The total number of shares underlying options and restricted stock units granted to the named executive officers in 2007 are set forth below in the Grants of Plan-Based Awards table. The dollar amounts shown in the Summary Compensation Table for stock-based awards generally reflect the dollar amounts recognized for financial statement purposes in 2007. Therefore, the Summary Compensation Table reflects only a portion of the grant date fair value of the options and restricted stock units granted in 2007. It also includes a portion of the grant date fair value with respect to options and restricted stock units awarded in prior years. See the footnotes to the Summary Compensation Table for further information.

Perquisites

We generally do not provide personal benefits or perquisites to executive officers. However, some of our named executive officers negotiated for perquisites when hired. For example, we pay premiums for medical, dental, short-term disability, long-term disability, and life and accidental death and dismemberment coverage for Louis Mamakos, Jeffrey Citron and John Rego, and we provided these benefits to Michael Snyder prior to his departure. We paid premiums for short-term disability, long-term disability, and life and accidental death and dismemberment coverage for Sharon O’Leary and Jamie Haenggi. Our incremental costs for these perquisites are shown in the Summary Compensation Table.

Severance Arrangement with Sharon A. O’Leary

Ms. O’Leary’s severance agreement with us reflects the determination by our board of directors that she resigned for “good reason” under her employment agreement. Therefore, the payments and other benefits to Ms. O’Leary are generally the same as called for under her employment agreement upon a “resignation for good reason.” This also reflects our practice for terminated senior officers who execute general releases as Ms. O’Leary did. See “Potential Payments Upon Termination or Change in Control—Employment Agreements—Sharon A. O’Leary” for further information.

Severance Arrangement with Michael Snyder

Our board of directors decided to treat Mr. Snyder’s departure as a “resignation for good reason” under his employment agreement. This was done to facilitate an amicable and prompt resolution of compensation issues and related matters. Therefore, the payments and other benefits to Mr. Snyder are generally the same as called for under his employment agreement upon a “resignation for good reason.” They also reflect our practices for terminated senior executive officers who execute general releases, as Mr. Snyder did. See “Potential Payments Upon Termination or Change in Control—Employment Agreements—Michael Snyder” for further information.

Equity Grant Practices

The compensation committee approves all grants of stock options and restricted stock units made to executive officers and other officers at the Senior Vice President level. The compensation committee usually makes annual grants in March of each year. The compensation committee makes grants for newly hired or newly promoted executive officers at the time of hire or promotion, and otherwise makes grants at other times of the year only in special circumstances. As described above, the compensation committee approved special grants of stock options and restricted stock units to the named executive officers in August 2007.

We do not backdate grants of stock options or restricted stock units, nor do we time grants to coincide with the release of material non-public information about Vonage. All grants made prior to May 16, 2007 were dated the actual date of grant. All grants, other than grants for newly hired employees, made on and after May 16, 2007 are dated on the first trading day of the month immediately following the month in which the option is granted. Grants for newly hired employees are dated the first trading day of the month immediately following the month in which the employee commences employment with us.

We set the exercise price of stock options based on the closing price of our common stock as reported on the New York Stock Exchange on the date of grant.

Ongoing and Post-Employment Compensation

We have benefit plans, employment agreements and other arrangements for our named executive officers that accrue value as the executive officer continues to work for us or provide special benefits upon certain types of termination events. These plans, employment agreements and arrangements were designed to be part of a competitive compensation package.

Employment Agreement and Change of Control Provisions of Equity Grants: We have employment agreements with each of Mr. Citron, Mr. Rego and Mr. Mamakos, which set forth the terms of their employment with us. We believe that the employment agreements provide a competitive total compensation package and are appropriate for the respective responsibilities and duties of the executives.

Among other terms, the employment agreements provide for payments and other benefits if we terminate an executive officer’s employment without cause, or if an executive officer terminates employment for “good reason.” Ms. Haenggi does not have an employment agreement, but our letter to her offering employment with us provides for a severance payment if her employment is terminated without cause. No distinction is made in the amount of severance payable to the named executive officers before or after a change in control of Vonage. The severance level for Mr. Citron is greater than for the other executives, because of his greater responsibilities with respect to our company. We believe that these benefits are appropriate for the caliber of executives hired and for the size of our company.

Mr. Citron’s employment agreement provides for “single trigger” change in control equity vesting, so that all of Mr. Citron’s outstanding equity awards will vest in full upon a change in control of our company. Mr. Citron’s employment agreement also provides for acceleration of vesting of his equity awards in the event of termination of employment without cause or termination of employment for good reason. Mr. Citron’s “single trigger” change in control benefits were provided under his employment agreement in recognition of his role as our founder and his efforts to position us for our initial public offering.

Under Mr. Citron’s employment agreement, if Mr. Citron becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment in connection with a change in control, we will make an additional payment to him. This payment is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, Mr. Citron will retain the same amount as if no excise tax had been imposed. See “—Tax Considerations” below for further information regarding the additional payments.

The employment agreement for Mr. Rego provides for “double trigger” vesting of his outstanding stock options after a change in control of our company. In other words, if a change of control occurs and, concurrently or afterwards, Mr. Rego is terminated by us without cause or Mr. Rego terminates his employment for good reason, the outstanding stock options held by Mr. Rego will vest in full. The option agreements for Ms. Haenggi and the three most recent option agreements for Mr. Mamakos provide for acceleration of vesting of 100% of unvested stock options covered by those agreements in the event of termination of employment without cause or for good reason prior to the first anniversary of a change in control. The remaining three option agreements for Mr. Mamakos provide for acceleration of vesting of one-half of unvested stock options in the event of termination of employment without cause or for good reason not later than 180 days after a change in control. The restricted stock unit grant agreements entered into in 2006 for Mr. Rego and Mr. Mamakos provide for acceleration of vesting of one-half of unvested restricted stock units in the event of termination of employment without cause or for good reason not later than 180 days after a change in control. The restricted stock unit grant agreements entered into in 2007 for Mr. Rego, Mr. Mamakos and Ms. Haenggi provide for acceleration of vesting of all restricted stock units in the event of termination of employment without cause or for good reason prior to the first anniversary of a change in control.

We believe that the severance compensation and acceleration of vesting provisions can help us retain management in times of uncertainty. The employment agreements provide financial security, in the form of severance compensation, in the event the executive officer’s employment is terminated without cause or his or her responsibilities are significantly diminished. The agreements also provide clear statements of the rights of the executive officers and protect them against an unfavorable change in employment terms. Absent these provisions, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security as a result of changes to our company or in the event of a change in control.

Moreover, we believe that the change in control benefits that we have provided to the executive officers provide appropriate incentives for the executive officers to cooperate in negotiating any change in control of Vonage without regard to the potential effect on their positions. See “Potential Payments Upon Termination or Change in Control” for further information regarding the employment agreements.

401(K) Savings Plan: This plan is a tax-qualified defined contribution plan available to all of our employees. Messrs. Citron, Rego and Mamakos, and Ms. Haenggi participate in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations, up to a maximum of 15% of his or her annual compensation. In 2007, we provided a matching contribution equal to 50% of each dollar contributed by a participant, up to a matching contribution of $6,000. The matching contributions vest after three years following the date of employment. Amounts credited to a participant’s account in the plan may be invested among a number of funds. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments. Employee and matching contributions are based on compensation up to annual limits established under the Internal Revenue Code (the eligible compensation limit was $225,000 in 2007). Our matching contributions for the named executive officers are shown in the Summary Compensation Table. We do not provide any supplemental retirement benefits.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified executives, unless certain conditions are met. We structure our stock options to preserve the deductibility of income realized by an executive upon the exercise of stock options. While we may take actions in the future to preserve deductibility of other elements of compensation, the committee retains the flexibility to authorize compensation that may not be deductible if the committee believes it is in the best interests of our company. While the compensation for Mr. Citron exceeded the $1 million deduction limit in 2007, we determined that this result was appropriate, based on the considerations regarding his compensation discussed above.

As noted above, under Mr. Citron’s employment agreement, he will be entitled to receive additional payments if payments to him resulting from a change in control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. It is possible that a change in control could result in additional payments to Mr. Citron. Nevertheless, we believe that the payments relating to the excise tax are appropriate to preserve the intended benefits under his agreement, as well as the incentive for Mr. Citron to maintain his employment with us.

* * * * * * * *

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary			Bonus (1)		Stock Awards (2)		Option Awards (3)		Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)		Total
Jeffrey A. Citron (6) Chairman, Chief Strategist and Interim Chief Executive Officer	2007 2006	$ $	600,000 663,077	(7)		$438,000			$ $	3,133,998 4,354,257	$438,000	$ $	11,982 21,242	$ $	4,183,980 5,476,576

Michael Snyder (8) Former Chief Executive Officer	2007 2006	$ $	155,769 413,462			$150,685		$68,113	$ $	150,381 4,551,696	$302,000	$ $	1,147,247 111,049	$ $	1,604,082 5,446,320

John S. Rego Executive Vice President, CFO and Treasurer	2007 2006	$ $	300,000 288,846		$ $	190,000 14,103	$ $	162,836 68,113	$ $	1,050,396 1,457,077	$210,897	$ $	11,820 9,402	$ $	1,715,052 2,048,438

Sharon A. O’Leary (9) Executive Vice President, Chief Legal Officer and Secretary	2007 2006	$ $	290,000 281,077		$ $	169,360 5,838	$ $	162,836 68,113	$ $	575,753 715,608	$164,162	$ $	2,999 12,906	$ $	1,200,948 1,247,704

Louis A. Mamakos Chief Technology Officer	2007 2006	$ $	220,000 215,538		$ $	90,000 3,306	$ $	96,197 34,056	$ $	585,741 861,925	$78,694	$ $	9,951 8,244	$ $	1,001,889 1,201,763

Jamie E. Haenggi (10) Chief Marketing Officer	2007		$252,500			$200,000		$29,558		$166,778			$2,386		$651,222

(1)	The amounts reported represent discretionary cash bonuses earned during 2006 and 2007, as applicable. The bonuses earned in 2007 were paid in 2008 and the bonuses earned in 2006 were paid in 2007. Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis as well as footnote 1 of the Grants of Plan-Based Awards—2007 table for more information regarding our bonus plan for 2007. With respect to the 2007 bonuses paid to Mr. Snyder and Ms. O’Leary, see the section titled “Potential Payments Upon Termination or Change in Control—Employment Agreements” for a description of separation agreements with Mr. Snyder and Ms. O’Leary.

(2)	Stock awards consist only of restricted stock units. The amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by us in 2006 and 2007, as applicable, with respect to stock awards for financial statement purposes, computed in accordance with Statement of Financial Accounting Standards, or SFAS No. 123 (Revised 2004), “Share-Based Payment,” or SFAS 123R, but without giving effect to estimated forfeitures. The assumptions used to calculate the value of stock awards are set forth under Note 9 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 17, 2008.

(3)	The amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by us in 2006 and 2007, as applicable, with respect to stock options for financial statement purposes, computed in accordance with SFAS 123R, but without giving effect to estimated forfeitures. These compensation costs reflect options granted in and prior to the applicable year. The assumptions used to calculate the value of stock options are set forth under Note 9 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 17, 2008.

(4)	The amounts in this column represent total performance-based bonuses earned for services rendered during 2006. These bonuses were based on our financial performance. The bonuses earned in 2006 were paid in 2007.

(5)	The amounts in this column consist of the following:

Name and Principal Position	Year	401(k) Match	Insurance and Medical Premiums	Severance Agreement Payments	Relocation Reimbursement	Use of Vonage Office for Personal Employees	Total
Jeffrey A. Citron	2007	$6,000	$5,982				$11,982
	2006	$6,000	$3,402			$11,840	$21,242

Michael Snyder	2007		$1,414	$1,145,833			$1,147,247
	2006		$2,244		$108,805		$111,049

John S. Rego	2007	$6,000	$5,820				$11,820
	2006	$6,000	$3,402				$9,402

Sharon A. O’Leary	2007		$2,999				$2,999
	2006		$327		$12,579		$12,906

Louis A. Mamakos	2007	$6,000	$3,951				$9,951
	2006	$6,000	$2,244				$8,244

Jamie E. Haenggi	2007	$370	$770		$1,246		$2,386

(6)	On April 11, 2007, in connection with the resignation of Michael Snyder as our Chief Executive Officer, our board of directors appointed Mr. Citron as our interim Chief Executive Officer.

(7)	This amount includes a payment of $63,077 on February 3, 2006 due to an administrative oversight in implementing the $200,000 base salary increase that Mr. Citron received in 2005 under his September 2005 employment agreement, which raised his base salary from $400,000 to $600,000.

(8)	On April 11, 2007, Mr. Snyder stepped down from his position as Chief Executive Officer and resigned from our board of directors.

(9)	On March 31, 2008, Ms. O’Leary stepped down from her position as Executive Vice President, Chief Legal Officer and Secretary.

(10)	Ms. Haenggi joined us as Vice President of Customer Life in November 2006 and became Chief Marketing Officer in April 2007.

The relationship of each named executive officer’s base salary in proportion to the amount in the “Total” column is as follows:

Name	2006 Salary as a % of Total Compensation	2007 Salary as a % of Total Compensation
Jeffrey A. Citron	12.1%	14.3%
Michael Snyder	7.6%	9.7%
John S. Rego	14.1%	17.5%
Sharon A. O’Leary	22.5%	24.1%
Louis A. Mamakos	17.9%	22.0%
Jamie E. Haenggi	—	38.8%

GRANTS OF PLAN-BASED AWARDS—2007

Name	Grant Date		Date of Corporate Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards (5)
				Threshold	Target	Maximum
Jeffrey A. Citron	3/15/2007		3/14/2007					1,000,000	$4.16	$2,332,700
	8/2/2007	(6)		$150,000	$600,000	$1,050,000

Michael Snyder	3/15/2007		3/14/2007					1,000,000	$4.16	$2,332,700
					$150,685

John S. Rego	3/15/2007		3/14/2007					205,000	$4.16	$478,204
	9/4/2007		8/2/2007					200,000	$2.08	$153,620
	9/4/2007		8/2/2007				84,000			$174,720
	8/2/2007	(6)		$75,000	$300,000	$525,000

Sharon A. O’Leary	3/15/2007		3/14/2007					155,000	$4.16	$361,569
	9/4/2007		8/2/2007					200,000	$2.08	$153,620
	9/4/2007		8/2/2007				84,000			$174,720
	8/2/2007	(6)		$58,000	$232,000	$406,000

Louis A. Mamakos	3/15/2007		3/14/2007					75,000	$4.16	$174,953
	9/4/2007		8/2/2007					200,000	$2.08	$153,620
	9/4/2007		8/2/2007				84,000			$174,720
	8/2/2007	(6)		$27,500	$110,000	$192,500

Jamie E. Haenggi	4/27/2007		4/27/2007					100,000	$3.11	$169,720
	9/4/2007		8/2/2007					200,000	$2.08	$153,620
	9/4/2007		8/2/2007				84,000			$174,720
	12/3/2007		11/27/2007					100,000	$2.12	$72,320
	8/2/2007	(6)		$37,875	$151,500	$265,125

(1)	The amount shown represents the minimum, target and maximum award payout amounts for each named executive officer under our bonus plan for 2007 performance. The amount shown in the “Target” column represents the target percentage for each named executive officer’s 2007 base salary. For 2007 the target percentages were: 100% for each of Messrs. Citron and Rego; 50% for Mr. Mamakos; 80% for Ms. O’Leary and 60% for Ms. Haenggi. The amount shown in the “Threshold” column represents the amount payable if only the minimum level of company performance is attained, which is 25% of the target amount shown above. The amount shown in the “Maximum” column represents the amount payable if the maximum level of company performance is attained, which is 175% of the target amount shown above. As discussed in the Compensation Discussion and Analysis, the annual cash bonus awards are attributable to financial performance measures, which are Revenue, weighted at 15%, Subscriber Line Acquisition Costs (SLAC), weighted at 15%, Pre-Marketing Operating Income Per Line (PMOI), weighted at 15%, Churn, weighted at 25%, and Adjusted Operating Loss, weighted at 30%. A 100% payout on any of the measures required our achieving the targeted amount for the measure. We viewed these targeted amounts as aggressive, requiring superior performance. The minimum payment, equal to 25% of the target bonus, would be payable if a threshold level of performance was achieved. The maximum payment, equal to 175% of the target bonus, would be payable only upon outstanding performance. Payouts between threshold and maximum amounts increased in proportion to the increase or decrease, as applicable, of the relevant performance measure.

Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis for the threshold, target and maximum for each performance measure, the calculation of the award payable based upon actual performance in 2007 and the amount of the award and award as a percentage of the target award opportunity, after taking into account discretionary factors relating to each executive’s personal contributions to us.

The bonus payments under our bonus plan for 2007 are reflected in the “Bonus” column of the Summary Compensation Table.

(2)

Amounts in this column represent restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest in equal annual installments on the first through fourth anniversaries of September 4, 2007. The restricted stock units granted to Ms. O’Leary terminated upon her termination of employment. The restricted stock unit grant agreements entered into in 2007 for Mr. Rego, Mr. Mamakos and Ms. Haenggi provide for acceleration of vesting of all restricted stock in the event of termination of employment without cause or for good reason prior to the first anniversary of a change in control. For more information please see the section titled “Ongoing and Post-Employment Compensation” in our Compensation Discussion and Analysis for a discussion of the acceleration of our stock awards upon a change in control.

(3)	Amounts in this column represent stock options granted under our 2006 Incentive Plan. The options for each of the named executive officers granted on March 15, 2007 and September 4, 2007 vest in equal annual installments on the first through fourth anniversaries. Mr. Snyder’s options terminated immediately upon his termination of employment on April 11, 2007. Ms. O’Leary’s options that were granted on March 15, 2007 have vested as to 25% of the underlying shares and as a result of the termination of Ms. O’Leary’s employment on March 31, 2008, such vested options are exercisable through March 31, 2009; her unvested options granted on March 15, 2007 and her options granted on September 4, 2007 have terminated. For Mr. Rego, if a change of control occurs and, concurrently or afterwards, Mr. Rego is terminated by us without cause or Mr. Rego terminates his employment for good reason, any remaining unvested options will vest in full. For Ms. Haenggi and Mr. Mamakos in the event of termination of employment without cause or for good reason prior to the first anniversary of a change in control, any remaining unvested options will vest in full. For more information please see the section titled “Ongoing and Post-Employment Compensation” in our Compensation Discussion and Analysis for a discussion of the acceleration of our stock options upon a change in control.

(4)	The amounts in this column represent the closing price of our common stock on the New York Stock Exchange on the date of grant.

(5)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined under SFAS 123R. Stock awards consist only of restricted stock units. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at such date in the future when the option is exercised, less the exercise price.

(6)	The date indicated is the date on which final revisions to the performance measures and weighting of the measures were approved. See “Compensation Discussion and Analysis—Annual Cash Bonuses” for additional information.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1)		Market Value of Shares or Units of Stock that Have Not Vested (2)
Jeffrey A. Citron	15,625	—		$6.44	9/18/2010
	—	1,000,000	(3)	$4.16	3/15/2012
	400,935	—		$0.70	6/19/2012
	48,661	—		$1.40	9/18/2013
	1,454,923	291,013	(4)	$1.76	6/1/2014
	238,092	119,051	(5)	$7.42	4/1/2015
	2,083,300	1,488,129	(6)	$8.82	8/1/2015

Michael Snyder	241,815	—		$15.06	4/11/2008

John S. Rego	—	205,000	(3)	$4.16	3/15/2012
	—	200,000	(7)	$2.08	9/4/2012
	53,571	—		$0.70	10/1/2012
	44,643	—		$1.40	8/1/2013
	80,357	26,786	(8)	$1.76	2/27/2014
	123,570	61,788	(5)	$7.42	4/1/2015
	52,083	37,203	(6)	$8.82	8/1/2015
	109,375	140,625	(9)	$15.06	3/15/2016
						37,500	(12)	$86,260
						84,000	(13)	$193,200
Sharon A. O’Leary	—	155,000	(3)	$4.16	3/31/2009
	—	200,000	(7)	$2.08	3/31/2009
	104,165	74,407	(6)	$8.82	3/31/2009
	46,875	60,268	(9)	$15.06	3/31/2009
						37,500	(12)	$86,260
						84,000	(13)	$193,200
Louis A. Mamakos		75,000	(3)	$4.16	3/15/2012
		200,000	(7)	$2.08	9/4/2012
	40,179	13,393	(10)	$1.76	7/30/2014
	59,523	29,763	(5)	$7.42	4/1/2015
	52,083	37,203	(6)	$8.82	8/1/2015
	62,500	80,358	(9)	$15.06	3/15/2016
						18,750	(12)	$43,125
						84,000	(13)	$193,200
Jamie E. Haenggi	—	100,000	(15)	$3.11	4/27/2012
	—	200,000	(7)	$2.08	9/4/2012
	—	100,000	(11)	$2.12	12/3/2012
	10,000	30,000	(14)	$6.73	11/6/2016
						84,000	(13)	$193,200

(1)	Please see the section titled “Ongoing and Post-Employment Compensation” in our Compensation Discussion and Analysis for a discussion of the acceleration of our stock awards upon a change in control.

(2)	Based on the closing price of our common stock as of December 31, 2007 ($2.30), as reported on the NYSE.

(3)	The options vest in equal annual installments on the first through fourth anniversaries of March 15, 2007.

(4)	The options vest in equal monthly installments over a period of four years beginning on July 31, 2004.

(5)	The options vest in equal monthly installments over a period of four years beginning on May 31, 2005.

(6)	The options vest in equal monthly installments over a period of four years beginning on September 30, 2005.

(7)	The options vest in equal annual installments on the first through fourth anniversaries of September 4, 2007.

(8)	The options vest in four equal annual installments over a period of four years beginning on February 27, 2004.

(9)	The options vest in equal monthly installments over a period of four years beginning on April 30, 2006.

(10)	The options vest in four equal annual installments over a period of four years beginning on July 30, 2004.

(11)	The options vest in equal annual installments on the first through fourth anniversaries of December 3, 2007.

(12)	The restricted stock units vest in equal annual installments on the first through fourth anniversaries of August 4, 2006. Vested units are payable in shares of our common stock, net of any withholding taxes owed.

(13)	The restricted stock units vest in equal annual installments on the first through fourth anniversaries of September 4, 2007. Vested units are payable in shares of our common stock, net of any withholding taxes owed.

(14)	The options vest in equal annual installments on the first through fourth anniversaries of November 6, 2006.

(15)	The options vest in equal annual installments on the first through fourth anniversaries of April 27, 2007.

OPTION EXERCISES AND STOCK VESTED—2007

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
John S. Rego	12,500	$25,500
Sharon A. O’Leary	12,500	$25,500
Louis A. Mamakos	6,250	$12,750

(1)	Value realized upon vesting is based on the closing sales price of our common stock on the New York Stock Exchange on the applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following are descriptions of our employment agreements with our named executive officers. The table following the description of our employment agreements quantifies the potential payments and benefits under our arrangements with each named executive officer to which the named executive officer would be entitled to for various scenarios involving a termination of employment or change in control. The amounts shown assume that the termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

Employment Agreements

Michael Snyder

On April 11, 2007, Mr. Snyder stepped down from his position as Chief Executive Officer. Mr. Snyder’s employment agreement had an initial term of two years and would have automatically renewed for additional one-year periods, unless either party gave notice at least 90 days prior to the end of the then-current term. In the event of a change in control, the term would have been automatically extended until the first anniversary of the change of control, subject to automatic annual renewals as described above. As Chief Executive Officer, Mr. Snyder reported to our board of directors and was responsible for the day-to-day management and operation of our business, including the supervision of our finance, legal and human resource functions and the business activities of our principal operating units in the United States, United Kingdom and Canada. Under his employment agreement, Mr. Snyder was entitled to receive an annual base salary of $500,000, subject to review by our compensation committee. On March 14, 2007, our compensation committee recommended a pay increase for Mr. Snyder from $500,000 to $550,000, effective April 1, 2007, which was approved by our board of directors. Mr. Snyder also was eligible to receive an annual discretionary performance-based bonus in accordance with our annual bonus program for senior executives.

In February 2006, we granted Mr. Snyder a sign-on bonus in the form of options to acquire 892,858 shares of our common stock at a price per share equal to the then fair market value of a share of our common stock.

Under the terms of his employment agreement, if Mr. Snyder’s employment is terminated without cause or he resigns with good reason and, in each case, Mr. Snyder provides us with a general release of claims, he is entitled to a prorated annual bonus for the year of termination payable on the date such bonus would have been payable, an amount equal to two times his base salary payable in (1) substantially equal installments over the lesser of (x) a six month period, or (y) such shorter period that is the longest permissible in order for the payment not to be considered nonqualified deferred compensation under the tax code, or (2) a lump-sum payment six months after separation, and up to $50,000 of outplacement services. If Mr. Snyder’s employment is terminated by reason of death or disability, he is entitled to a prorated annual bonus for the year of termination and an amount equal to his base salary for one year (reduced by the net amount of any disability benefits received by Mr. Snyder under our group disability policy). If Mr. Snyder’s employment is terminated for cause or he resigns without good reason, Mr. Snyder is only entitled to receive his unpaid base salary through and including the date of termination or resignation. In the event of a change in control, Mr. Snyder’s outstanding stock options vest in full.

Under the terms of Mr. Snyder’s employment agreement, he agreed not to disclose any confidential information concerning our business. In addition, Mr. Snyder agreed not to solicit or to interfere with our relationship with any of our employees, officers or representatives or to interfere with our relationship with any of our customers, clients, suppliers, licensees or other business relations until 12 months following termination of his employment. Furthermore, Mr. Snyder entered into our form noncompetition agreement pursuant to which he has agreed not to engage in, become interested in, enter into employment with or provide services to any business (or any person, firm or corporation engaged in any business) that directly competes with our business until 12 months following termination of his employment.

On May 17, 2007, we entered into a Confidential Separation Agreement and General Release with Mr. Snyder. Pursuant to the terms of the separation agreement, we agreed, in consideration for a general release and certain other obligations, to make the following payments to Mr. Snyder consistent with the terms of his employment agreement: (a) $150,685, which constitutes Mr. Snyder’s pro-rata bonus for 2007 and was paid in a lump-sum payment on the date such bonus would have been payable to Mr. Snyder had he remained employed by the Company; (b) $1.1 million, which represents two times Mr. Snyder’s annual base salary upon separation, which was paid in substantially equal regular payroll installments, over a six-month period; (c) $45,833, which represents one month of Mr. Snyder’s annual base salary upon separation and which was paid after the revocation period described in the separation agreement; and (d) at Mr. Snyder’s request, an amount not exceeding $50,000 for outplacement services. In addition, for a period not to exceed 18 months, we will pay any COBRA premiums incurred by Mr. Snyder for the purchase of medical and dental coverage for Mr. Snyder and any qualified beneficiaries.

Jeffrey Citron

Effective February 8, 2006, we entered into an amended and restated employment agreement with Mr. Citron providing for his employment as our Chairman and Chief Strategist. On April 11, 2007, in connection with the resignation of Michael Snyder as our Chief Executive Officer, our board of directors appointed Mr. Citron as our Interim Chief Executive Officer. The term of Mr. Citron’s agreement, which will end on December 31, 2008, will automatically renew for additional one-year periods, unless either party gives notice at least 90 days prior to the end of the then-current term. In addition, in the event of a change in control as defined under our 2001 Stock Incentive Plan, the term will be extended to the first anniversary of such event, subject to automatic annual renewals as described above.

Under his employment agreement, Mr. Citron is entitled to receive an annual base salary of at least $600,000. Mr. Citron also is eligible to receive an annual discretionary performance-based bonus in accordance with our annual bonus program for senior executives. Annual bonus payments under the program in 2007 related to the achievement of revenue, subscriber line acquisition costs, pre-marketing operating income per line, churn and adjusted operating loss, as well as personal contribution. Our budget and business plan for the last several years has involved significant operating losses. Therefore, annual bonuses are paid even if we have operating losses. Mr. Citron’s employment agreement contains a target annual bonus equal to 100% of Mr. Citron’s annual base salary.

Under his agreement, we also will provide Mr. Citron with, and pay the cost of premium payments on, a term life insurance policy that provides for a death benefit of at least $1.5 million. The agreement also provides that, with respect to reasonable business-related airline expenses, Mr. Citron will be eligible for air travel reimbursement based on the cost of a first-class ticket on a commercial airline to and from the applicable business destinations and that any additional business-related airline expenses incurred, directly or indirectly, by Mr. Citron with respect to other employees shall be paid in accordance with our travel policy.

During the term of his employment agreement, if we terminate Mr. Citron’s employment without cause or he resigns with good reason and, in each case, Mr. Citron provides us with a general release of claims, he will be entitled to a prorated annual bonus for the year of termination, an amount equal to two times the sum of his annual base salary payable within 15 days of the effective date of the general release and annual bonus for the prior year payable within 15 days of the effective date of the general release, the payment of premiums for group health continuation coverage for a period of 18 months, 100% accelerated vesting and exercisability of the unvested portion of any equity-based awards or other long-term incentive compensation without regard to the satisfaction of any performance criteria, and the right to exercise each stock option for 12 months following termination of employment or, if earlier, until the expiration of the original maximum term of such option. In the event of Mr. Citron’s death or disability during the term of his employment agreement, he will receive the same termination benefits as described above in the case of a termination without cause or resignation for good reason, except that he or his estate will receive a payment equal to one times, rather than two times, his salary and prior year’s bonus. In the event we terminate Mr. Citron’s employment for cause or he resigns without good reason, he would only be entitled to receive his unpaid base salary through and including the date of termination or resignation.

Immediately prior to a change in control, all unvested equity-based or other long-term incentive awards held by Mr. Citron will fully vest and become exercisable without regard to the satisfaction of any performance criteria. Mr. Citron also will be grossed up for any excise taxes payable by him under the Internal Revenue Code’s “golden parachute” tax rules.

Under the terms of Mr. Citron’s employment agreement, he has agreed not to disclose any confidential information concerning our business. In addition, Mr. Citron has agreed not to solicit or to interfere with our relationship with any of our employees, officers or representatives or to solicit any of our customers, clients, suppliers, licensees or other business relations until three years following termination of his employment.

Furthermore, Mr. Citron has entered into our form noncompetition agreement pursuant to which he has agreed not to engage in, become interested in, enter into employment with or provide services to any business (or any person, firm or corporation engaged in any business) that directly competes with our business until three years following termination of his employment.

John S. Rego

Effective August 1, 2005, we entered into an employment agreement with Mr. Rego providing for his employment as our Chief Financial Officer for an initial term of two years. The term renewed for one year on August 1, 2007 and will automatically renew for additional one-year periods, unless either party gives notice at least 90 days prior to the end of the then-current term. In the event of a change in control, the term will also be automatically extended until the first anniversary of the change of control. Under his employment agreement, Mr. Rego is entitled to receive an annual base salary of $250,000, subject to review by our compensation committee and our chief executive officer. On January 18, 2006, our compensation committee raised Mr. Rego’s salary to $300,000, effective March 15, 2006. Mr. Rego also is eligible to receive an annual discretionary performance-based bonus in accordance with our annual bonus program for senior executives. Annual bonus payments under the program in 2007 related to the achievement of revenue, subscriber line acquisition costs, pre-marketing operating income per line, churn and adjusted operating loss, as well as personal contribution. Our budget and business plan for the last several years has involved significant operating losses. Therefore, annual bonuses are paid even if we have operating losses.

During the term of his employment agreement, if we terminate Mr. Rego’s employment without cause or he resigns with good reason and, in each case, Mr. Rego provides us with a general release of claims, he will be entitled to a prorated annual bonus for the year of termination payable on the date such bonus would have been payable and an amount equal to his base salary for the longer of one year and the remainder of the term payable in substantially equal installments over the lesser of (1) a six-month period, or (2) such shorter period that is the longest period permissible in order for payments not to be considered nonqualified deferred compensation under the tax code. If Mr. Rego’s employment is terminated by reason of death or disability, he will be entitled to a prorated annual bonus for the year of termination and an amount equal to his base salary for one year (reduced by the net amount of any disability benefits received by Mr. Rego under our group disability policy). In the event we terminate Mr. Rego’s employment for cause or he resigns without good reason, he would only be entitled to receive his unpaid base salary through and including the date of termination or resignation. In the event of a termination of Mr. Rego’s employment without cause or for good reason, in each case, on or after a change in control, Mr. Rego’s outstanding stock options will vest in full.

Under the terms of Mr. Rego’s employment agreement, he has agreed not to disclose any confidential information concerning our business. In addition, Mr. Rego has agreed not to solicit or to interfere with our relationship with any of our employees, officers or representatives or to solicit any of our customers, clients, suppliers, licensees or other business relations until 12 months following termination of his employment. Furthermore, Mr. Rego has entered into our form noncompetition agreement pursuant to which he has agreed not to engage in, become interested in, enter into employment with or provide services to any business (or any person, firm or corporation engaged in any business) that directly competes with our business until 12 months following termination of his employment.

Sharon A. O’Leary

On March 31, 2008, Ms. O’Leary stepped down from her position as Chief Legal Officer. Ms. O’Leary’s employment agreement had an initial term of two years and automatically renewed for additional one-year periods, unless either party gave notice at least 90 days prior to the end of the then-current term. In the event of a change in control, the term would have automatically extended until the first anniversary of the change of control. Under her employment agreement, Ms. O’Leary was entitled to receive an annual base salary of $250,000, subject to review by our compensation committee and our chief executive officer. On January 18, 2006, our compensation committee raised Ms. O’Leary’s salary to $290,000, effective March 15, 2006.

Ms. O’Leary was also eligible to receive an annual discretionary performance-based bonus in accordance with our annual bonus program for senior executives. In addition, Ms. O’Leary received an annual benefits stipend beginning in 2006, in a net amount of $2,200, to pay the premium on disability insurance.

Under the terms of her employment agreement, if Ms. O’Leary’s employment is terminated without cause or she resigns with good reason and, in each case, Ms. O’Leary provides us with a general release of claims, she is entitled to a prorated annual bonus for the year of termination payable on the date such bonus would have been payable and an amount equal to her base salary for the longer of one year and the remainder of the term payable in substantially equal installments over the lesser of (1) a six-month period, or (2) such shorter period that is the longest period permissible in order for payments not to be considered nonqualified deferred compensation under the tax code. If Ms. O’Leary’s employment is terminated by reason of death or disability, she is entitled to a prorated annual bonus for the year of termination and an amount equal to her base salary for one year (reduced by the net amount of any disability benefits received by Ms. O’Leary under our group disability policy). If Ms. O’Leary’s employment is terminated for cause or she resigns without good reason, she is only entitled to receive her unpaid base salary through and including the date of termination or resignation. In the event of a termination of Ms. O’Leary’s employment without cause or for good reason, in each case, on or after a change in control, Ms. O’Leary’s outstanding stock options vest in full.

Under the terms of Ms. O’Leary’s employment agreement, she agreed not to disclose any confidential information concerning our business. In addition, Ms. O’Leary agreed not to solicit or to interfere with our relationship with any of our employees, officers or representatives or to interfere with our relationship with any of our customers, clients, suppliers, licensees or other business relations until 12 months following termination of her employment. Furthermore, Ms. O’Leary entered into our form noncompetition agreement pursuant to which she has agreed not to engage in, become interested in, enter into employment with or provide services to any business (or any person, firm or corporation engaged in any business) that directly competes with our business until 12 months following termination of her employment.

On April 9, 2008, we entered into a Confidential Separation Agreement and General Release with Ms. O’Leary. Pursuant to the terms of the separation agreement, we agreed, in consideration for a general release and certain other obligations, to make the following payments to Ms. O’Leary consistent with the terms of her employment agreement: (a) $169,360, which constitutes Ms. O’Leary’s bonus for 2007 and was paid in a lump sum payment; (b) $42,340, which constitutes Ms. O’Leary’s pro-rata bonus for 2008 and will be paid in a lump sum payment not later than April 30, 2008; (c) $290,000, which represents Ms. O’Leary’s annual base salary upon separation and which will be paid in substantially equal regular payroll installments, over a six-month period; and (d) at Ms. O’Leary’s request until December 31, 2008, an amount not exceeding $50,000 for outplacement services.

Louis A. Mamakos

Effective August 1, 2005, we entered into an employment agreement with Mr. Mamakos providing for his employment as our Chief Technology Officer for an initial term of two years. The term renewed for one year on August 1, 2007 and will automatically renew for additional one-year periods, unless either party gives notice at least 90 days prior to the end of the then-current term. Under his employment agreement, Mr. Mamakos is entitled to receive an annual base salary of $200,000, subject to review by our compensation committee and our chief executive officer. On January 18, 2006, our compensation committee raised Mr. Mamakos’ salary to $220,000, effective March 15, 2006. Mr. Mamakos is also eligible to receive an annual discretionary performance-based bonus in accordance with our annual bonus program for senior executives. Annual bonus payments under the program in 2007 related to the achievement of revenue, subscriber line acquisition costs, pre-marketing operating income per line, churn and adjusted operating loss, as well as personal contribution. Our budget and business plan for the last several years has involved significant operating losses. Therefore, annual bonuses are paid even if we have operating losses.

During the term of his employment agreement, if we terminate Mr. Mamakos’ employment without cause or he resigns with good reason and, in each case, Mr. Mamakos provides us with a general release of claims, he will be entitled to a prorated annual bonus for the year of termination payable on the date such bonus would have been payable and an amount equal to his base salary for the longer of one year and the remainder of the term payable in substantially equal installments over the lesser of (1) a six-month period, or (2) such shorter period that is the longest period permissible in order for payments not to be considered nonqualified deferred compensation under the tax code. If Mr. Mamakos’ employment is terminated by reason of death or disability, he will be entitled to a prorated annual bonus for the year of termination and an amount equal to his base salary for one year (reduced by the net amount of any disability benefits received by Mr. Mamakos under our group disability policy). In the event we terminate Mr. Mamakos’ employment for cause or he resigns without good reason, he would only be entitled to receive his unpaid base salary through and including the date of termination or resignation.

Under the terms of Mr. Mamakos’ employment agreement, he has agreed not to disclose any confidential information concerning our business. In addition, Mr. Mamakos has agreed not to solicit or to interfere with our relationship with any of our employees, officers or representatives or to interfere with our relationship with any of our customers, clients, suppliers, licenses or other business relationships until 12 months following termination of his employment. Furthermore, Mr. Mamakos has entered into our form noncompetition agreement pursuant to which he has agreed not to engage in, become interested in, enter into employment with or provide services to any business (or any person, firm or corporation engaged in any business) that directly competes with our business until 12 months following termination of his employment.

Jamie E. Haenggi

Ms. Haenggi does not have an employment agreement, but we and Ms. Haenggi did enter into a letter offering her employment with us that set forth the initial terms of her employment, including base salary, target performance bonus and eligibility to participate in our health and dental plan and 401(k) plan. The letter also provides for a severance payment equal to six months of base salary if her employment is terminated without cause.

The following table quantifies potential payments to our named executive officers upon termination of employment or change in control assuming the triggering event took place on December 31, 2007, the last business day of our last completed fiscal year.

Potential Payments Upon Termination of Employment or Change in Control

Name	Cash Severance Payment	Bonus Payment	Pro Rata Bonus	Acceleration of Stock Options (Unvested) (1)	Acceleration of Restricted Stock Units (Unvested) (2)	Continuation of Medical/ Dental and Vision Benefits	Total Termination Benefits
Jeffrey A. Citron
Termination without cause or resignation for good reason	$1,200,000	$876,000	$438,000	$157,147		$16,870	$2,688,017
Termination upon death or disability	$600,000	$438,000	$438,000	$157,147		$16,870	$1,650,017
Change in control				$157,147			$157,147
Termination without cause or resignation for good reason following a change in control	$1,200,000	$876,000	$438,000	$157,147		$16,870	$2,688,017

John S. Rego
Termination without cause or resignation for good reason	$300,000		$190,000				$490,000
Termination upon death or disability	$300,000		$190,000				$490,000
Change in control
Termination without cause or resignation for good reason following a change in control	$300,000		$190,000	$58,464	$236,325		$784,789

Sharon A. O’Leary
Termination without cause or resignation for good reason	$290,000		$169,360				$459,360
Termination upon death or disability	$290,000		$169,360				$459,360
Change in control
Termination without cause or resignation for good reason following a change in control	$290,000		$169,360	$44,000	$236,325		$739,685

Louis A. Mamakos
Termination without cause or resignation for good reason	$220,000		$90,000				$310,000
Termination upon death or disability	$220,000		$90,000				$310,000
Change in control
Termination without cause or resignation for good reason following a change in control	$220,000		$90,000	$47,616	$214,763		$572,379

Jamie E. Haenggi
Termination without cause or resignation for good reason	$137,500						$137,500
Termination upon death or disability
Change in control
Termination without cause or resignation for good reason following a change in control	$137,500			$62,000	$193,200		$392,700

(1)

The payments relating to stock options represent the value of unvested stock options as of December 31, 2007 that would be accelerated upon a change in control or termination of employment, calculated by multiplying the number of shares underlying unvested options by the excess of the closing price of our common stock on December 31, 2007 ($2.30) over the exercise price. If a change of control occurs and, concurrently or afterwards, Mr. Rego is terminated by us without cause or Mr. Rego terminates his employment for good reason, the outstanding stock options held by Mr. Rego will vest in full. We had a similar arrangement with Ms. O’Leary at December 31, 2007. The option agreements for Ms. Haenggi and the three most recent option agreements for Mr. Mamakos provide for acceleration of vesting of 100% of unvested stock options covered by those agreements in the event of termination of employment without cause or for good reason prior to the first anniversary of a change in control. The remaining three option agreements for Mr. Mamakos provide for acceleration of vesting of one-half of unvested stock options in the event of termination of employment without cause or for good reason not later than 180 days after a change in control. For more information please see the section titled “Ongoing and Post-Employment Compensation” in our Compensation Discussion and Analysis for a discussion of the acceleration of our stock awards upon a change in control.

(2)	The payments relating to restricted stock units represent the value of unvested and accelerated restricted stock units as of December 31, 2007, calculated by multiplying the number of unvested shares by the closing price of our common stock on December 31, 2007. The restricted stock unit grant agreements entered into in 2006 for Mr. Rego, Ms. O’Leary and Mr. Mamakos provide for acceleration of vesting of one-half of unvested restricted stock units in the event of termination of employment without cause or for good reason not later than 180 days after a change in control. The restricted stock unit grant agreements entered into in 2007 for Mr. Rego, Ms. O’Leary, Mr. Mamakos and Ms. Haenggi provide for acceleration of vesting of all restricted stock units in the event of termination of employment without cause or for good reason prior to the first anniversary of a change in control. For more information please see the section titled “Ongoing and Post-Employment Compensation” in our Compensation Discussion and Analysis for a discussion of the acceleration of our stock awards upon a change in control.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties as well as the skill-level required by us of members of our board.

Cash Compensation Paid to Board Members

Directors’ annual retainer fees in 2007 were as follows:

• Base annual retainer for all non-employee directors	$50,000
• Additional retainer:
• Lead Director and Audit Committee Chairperson	$25,000
• Other Audit Committee members	$10,000
• Compensation Committee Chairperson and Nominating and Governance Committee Chairperson	$10,000
• Other Compensation Committee and Nominating and Governance Committee members	$5,000

Board and board committee meeting fees for 2007 for non-employee directors were as follows:

• Fees per regular board meeting attended	$3,000
• Fees per special board meeting attended	$500
• Fees per regular board committee meeting:
• Audit Committee
• Chairperson	$3,000
• Other member	$2,000
• Compensation Committee
• Chairperson	$2,500
• Other member	$2,000
• Nominating and Governance Committee
• Chairperson	$2,500
• Other member	$2,000
• Fees per Special Board Committee meetings	$500

In addition, we reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors of our company.

Equity-Based Grants to Board Members

On the date they commence service on our board of directors, newly elected directors receive an option to purchase 45,000 shares of our common stock at an exercise price not less than the fair market value of our common stock on the date of grant. Fair market value was determined by our board for grants prior to our initial public offering. For grants after our initial public offering and prior to December 1, 2006, fair market value was based on the closing price of our common stock as reported on the NYSE on the day prior to the date of grant and thereafter fair market value is based on the closing price on the date of the grant. The stock option vests over a period of four years, vesting as to 25% of the underlying shares on the first anniversary of the date of grant and as to the remaining underlying shares in equal quarterly installments thereafter. The stock options vest in full upon a change in control. Beginning September 1, 2006 and the first day of the last month of each quarter, directors who are not officers or employees of our company are awarded options to purchase 3,750 shares of our common stock at an exercise price not less than the fair market value of our common stock on the date of grant and 3,750 shares of restricted common stock. In order to be eligible for such grants, the director must have served on our board for the entire previous quarter. These options granted on a quarterly basis vest quarterly over a one-year period, subject to full vesting in the event of a change in control. These shares of restricted common stock vest quarterly over a one-year period, subject to full vesting in the event of a change in control. In the event of a director’s death or disability, the restricted common stock will vest as to all the shares as of the date of death or disability.

The table below summarizes the compensation to non-employee directors for the fiscal year ended December 31, 2007.

Director Compensation

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (3)	Total
Betsy S. Atkins	$24,500	$—	$—	$24,500
Peter Barris	$94,500	$67,058	$142,547	$304,105
Morton David	$121,500	$67,058	$139,592	$328,150
Orit Gadiesh	$9,875	$21,135	$54,081	$85,091
Michael A. Krupka	$38,500	$1,389	$11,377	$51,266
J. Sanford Miller	$139,000	$67,058	$61,215	$267,273
Governor Thomas Ridge	$94,500	$67,058	$260,065	$421,623
John J. Roberts	$118,000	$67,058	$142,547	$327,605
Harry Weller	$44,292	$17,163	$—	$61,455

(1)	Ms. Atkins resigned from our board on March 30, 2007, Ms. Gadiesh resigned from our board on February 15, 2007 and Mr. Weller resigned from our board on July 18, 2007. Mr. Krupka was elected to our board in July 2007.

(2)	Stock awards consist only of restricted stock. The amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by us in 2007 with respect to stock awards for financial statement purposes, computed in accordance with SFAS 123R, but without giving effect to estimated forfeitures. The assumptions used to calculate the value of stock awards are set forth under Note 9 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 17, 2008.

As of December 31, 2007, each director held the following aggregate number of shares of restricted stock:

Name	Number of Shares of Outstanding Restricted Stock
Betsy S. Atkins	—
Peter Barris	9,376
Morton David	9,376
Orit Gadiesh	—
Michael A. Krupka	3,750
J. Sanford Miller	9,376
Governor Thomas Ridge	9,376
John J. Roberts	9,376
Harry Weller	—

(3)

The amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by us in 2007 with respect to stock options for financial statement purposes, computed in accordance with SFAS 123R, but without giving effect to estimated forfeitures. These compensation costs reflect option awards granted in and prior to 2007. The assumptions used to calculate the value of stock options are set forth under Note 9 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 17, 2008.

As of December 31, 2007, each director held options for the following aggregate number of shares:

Name	Number of Shares Underlying Outstanding Stock Options
Betsy S. Atkins	61,591
Peter Barris	236,787
Morton David	226,877
Orit Gadiesh	159,287
Michael A. Krupka	48,750
J. Sanford Miller	31,429
Governor Thomas Ridge	207,864
John J. Roberts	236,787
Harry Weller	130,436

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	21,361,393	$5.53	18,331,278	(1)
Equity compensation plans not approved by security holders (2)	—	—	—

Total	21,361,393	$5.53	18,331,278	(1)

(1)	As of December 31, 2007, the number of securities remaining for future issuance consisted of 14,703,599 shares issuable under our 2001 Stock Incentive Plan and 3,627,679 shares issuable under our 2006 Incentive Plan, both of which were approved by our stockholders. There were 28,286,393 shares authorized for options grants or restricted stock grants under the 2001 Stock Incentive Plan. The maximum number of shares of our common stock that are authorized for issuance under our 2006 Incentive Plan is determined under a formula set forth in the plan, and equals approximately 17.65% of the number of shares that are issued and outstanding from time to time, less the number of shares that are available for issuance under our 2001 Stock Incentive Plan. Awards under the 2001 Stock Incentive Plan and 2006 Incentive Plan may include restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards, as the board of directors may determine.

On March 11, 2008, the Board terminated the Company’s 2001 Stock Incentive Plan, effective as of March 6, 2008. The termination of the 2001 Stock Incentive Plan will not affect any stock options or restricted stock awards previously granted under the 2001 Stock Incentive Plan. All shares of our common stock that remained available for issuance under the 2001 Stock Incentive Plan as of the effective date of the plan’s termination have become available for issuance under the 2006 Incentive Plan. As of February 29, 2008, 14,926,205 shares of our common stock were available for issuance under the 2001 Stock Incentive

Plan and 3,415,598 shares of our common stock were available for issuance under the 2006 Incentive Plan. In addition, any shares underlying 2001 Stock Incentive Plan options that are cancelled or expire without exercise will become available for issuance under the 2006 Incentive Plan. As of February 29, 2008, options to purchase 12,303,317 shares of our common stock were outstanding under the 2001 Stock Incentive Plan. Our board of directors terminated the 2001 Stock Incentive Plan because there were not enough shares available for issuance under the 2006 Incentive Plan to provide for our annual equity grants.

(2)	We have no equity compensation plans not approved by security holders.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2008 by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers, as defined under SEC rules; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 1, 2008 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable upon conversion of convertible notes are considered outstanding and beneficially owned by the person holding the convertible notes for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned. Except as indicated below, the address for each stockholder, director or named executive officer is 23 Main Street, Holmdel, New Jersey 07733.

This table assumes 156,019,924 shares of common stock outstanding as of March 1, 2008, assuming no conversion of convertible notes and no exercise of outstanding warrants or options. This table includes the unvested portion of the 3,750 shares of restricted common stock granted to each non-employee director on each of June 1, 2007, September 1, 2007, December 1, 2007 and March 1, 2008. These shares of restricted common stock vest quarterly over one year from the date of grant and vest in full upon a change in control.

Beneficial Owners of More than 5%	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Jeffrey A. Citron (1)	56,844,243	34.6%
Affiliates of Bain Capital, LLC (2)	12,051,594	7.6%
Greywolf Funds (3)	14,453,954	9.1%
New Enterprise Associates (4)	29,000,862	18.5%
Silver Point Capital (5)	10,810,499	6.6%

Directors and Named Executive Officers
Jeffrey A. Citron (1)	56,844,243	34.6%
Michael Snyder (6)	241,916	*
John S. Rego (7)	621,041	*
Louis A. Mamakos (8)	266,838	*
Sharon A. O’Leary (9)	227,160	*
Jamie E. Haenggi (10)	35,000	*
Peter Barris (11)	29,212,882	18.6%
Morton David (12)	1,884,322	1.2%
Michael A. Krupka (13)	12,060,031	7.6%
J. Sanford Miller (14)	3,487,984	2.2%
Jeffrey J. Misner	—	*
Governor Thomas J. Ridge (15)	153,399	*
John J. Roberts (16)	212,020	*
All directors and executive officers as a group (11 persons)	104,777,760	62.0%

*	Less than one percent.

(1)	Includes 178,959 shares of common stock owned by KEC Holdings; 1,000,000 shares held by a charitable organization for which Mr. Citron serves as a director; 3,085,715 shares issuable upon conversion of warrants; 4,138,399 shares owned by Kyra Elyse Citron 1999 Descendants Annuity Trust; 4,138,399 shares owned by Noah Aidan Citron 1999 Descendants Annuity Trust; 9,265,209 shares owned by Jeffrey Adam Citron 2003 Qualified Seven Year Annuity Trust; 4,964,404 shares of common stock issuable upon exercise of stock options; and 178,407 shares issuable upon conversion of convertible notes. With respect to the shares held by the charitable organization, Mr. Citron disclaims beneficial ownership of such shares. Joshua Rubenstein, as trustee of the Jeffrey Adam Citron 2003 Qualified Seven Year Annuity Trust, has sole voting and dispositive power with respect to and is deemed to also beneficially own the 9,265,209 shares owned by the trust, which represents 5.9% of our outstanding common stock as of March 1, 2008.

(2)

Shares include (i) 1,747,634 shares owned by Bain Capital Venture Fund 2005, L.P. (“Bain Venture Fund”), whose sole general partner is Bain Capital Venture Partners 2005, L.P. (“BCVP”), whose sole general partner is Bain Capital Venture Investors, LLC (“BCVI”); (ii) 247,371 shares owned by BCIP Associates III, LLC (“BCIP III”), whose manager is BCIP Associates III, whose sole managing general partner is Bain Capital Investors, LLC (“BCI”) and whose attorney-in-fact with respect to such shares is BCVI; (iii) 6,642 shares owned by BCIP Associates III-B, LLC (“BCIP III-B,” and together with BCIP III, the “BCIP Entities”), whose manager is BCIP Associates III-B, whose sole managing partner is BCI and whose attorney-in-fact with respect to such shares is BCVI; (iv) (a) 5,391,648 shares, and (b) 356,814 shares issuable upon conversion of convertible notes owned by Brookside Capital Partners Fund, L.P. (“Brookside Fund”), whose sole general partner is Brookside Capital Investors, L.P. (“Brookside Investors”), whose sole general partner is Brookside Capital Management, LLC (“Brookside Management”); (v) (a) 673,957 shares, and (b) 241,206 shares issuable upon conversion of convertible notes owned by Sankaty Credit Opportunities, L.P. (“SCO”), whose sole general partner is Sankaty Credit Opportunities Investors, LLC (“SCI”), whose managing member is Sankaty Credit Member, LLC (“SCM”); (vi) (a) 1,752,285 shares, and (b) 505,248 shares issuable upon conversion of convertible notes owned by Sankaty Credit Opportunities II, L.P. (“SCO II”), whose sole general partner is Sankaty Credit Opportunities Investors II, LLC (“SCI II”), whose managing member is SCM; (vii) (a) 269,582 shares, and (b) 472,421 shares issuable upon conversion of convertible notes owned by Prospect Harbor Credit Partners, L.P. (“PH”), whose sole general partner is Prospect Harbor Investors, LLC (“PHI”), whose managing member is SCM; (viii) 235,497 shares issuable upon conversion of convertible notes owned by Sankaty High Yield Partners II, L.P., whose sole general partner is Sankaty High Yield Asset Investors II, LLC (“SHYA II”), whose sole managing member is Sankaty Investors II, LLC (“SI II”); and (ix) 151,289 shares issuable upon conversion of convertible notes owned by Sankaty High Yield Partners III, L.P, whose sole general partner is Sankaty High Yield Asset Investors III, LLC (“SYHA III”), whose sole managing member is Sankaty Investors III, LLC (“SI III”). Michael A. Krupka is the sole managing member of BCVI. Domenic Ferrante is the managing member of Brookside Management. Jonathan S. Lavine is the managing member of each of SCM, SI II and SI III. Each of Mr. Krupka, Mr. Ferrante and Mr. Lavine is (a) a limited partner of each of BCVP and Brookside Investors, (b) a member of BCI, BCVI, Brookside Management, SCI, SCI II, SCM, PHI, SHYA II, SHYA III, SI II and SI III, and (c) a general partner of BCIP Associates III. Mr. Krupka, Mr. Ferrante and Mr. Lavine, and the entities listed above other than record holders of the shares listed above may each be deemed to share voting and dispositive power with respect to these shares, but each disclaims beneficial ownership of such shares except to the extent of their pecuniary interests therein. The address of each listed entity and individual is 111 Huntington Avenue, Boston, MA 02199.

(3)	Information is based solely on a Schedule 13G/A filed with the SEC on January 30, 2008. Greywolf Capital Partners II LP (“Greywolf Capital II”), reports having shared voting power and shared dispositive power for 4,302,578 shares. Greywolf Capital Overseas Fund (“Greywolf Overseas”) reports having shared voting power and shared dispositive power for 9,660,729 shares. Greywolf High Yield Master Fund (“Greywolf High Yield” and, together with Greywolf Capital II and Greywolf Overseas, the “Greywolf Funds”) reports having shared voting power and shared dispositive power for 490,647 shares. Greywolf Advisors LLC (the “General Partner”), reports having shared voting power and shared dispositive power for 4,302,578 shares. Greywolf Capital Management LP (the “Investment Manager”) reports having shared voting power and shared dispositive power for 14,453,954 shares. Greywolf GP LLC (the “Investment Manager General Partner”) reports having shared voting power and shared dispositive power for 14,453,954 shares. Jonathan Savitz reports having shared voting power and shared dispositive power for 14,453,954 shares. The shares beneficially owned by each of the Greywolf Funds are beneficially owned by such funds. The shares beneficially owned by the reporting persons include, in aggregate, (i) 12,351,040 shares of common stock owned and (ii) 2,102,914 shares issuable upon conversion of convertible notes. The General Partner, as general partner to Greywolf Capital II, may be deemed to be the beneficial owner of all such shares beneficially owned by Greywolf Capital II. The Investment Manager, as investment manager of the Greywolf Funds, may be deemed to be the beneficial owner of all such shares beneficially owned by the Greywolf Funds. The Investment Manager General Partner, as general partner of the Investment Manager, may be deemed to be the beneficial owner of all such shares beneficially owned by the Greywolf Funds. Savitz, as the senior managing member of the General Partner and as the sole managing member of the Investment Manager General Partner, may be deemed to be the beneficial owner of all such shares owned by the Greywolf Funds. Each of the General Partner, the Investment Manager, the Investment Manager General Partner and Savitz disclaims any beneficial ownership of any such shares. The address of all of the reporting persons other than Greywolf Overseas and Greywolf High Yield is 4 Manhattanville Road, Suite 302, Purchase, NY 10577, and the address for Greywolf Overseas and Greywolf High Yield is Queensgate House, South Church Street, P.O. Box 1234, George Town, Grand Cayman.

(4)

Includes: (i) (a) 21,092,370 shares, and (b) 802,831 shares issuable upon conversion of convertible notes owned by New Enterprise Associates 10, L.P; and (ii) (a) 6,838,051 shares, and (b) 267,610 shares issuable upon conversion of convertible notes owned by New Enterprise Associates 11, L.P. The General Partner for NEA Ventures 2003, Limited Partnership is J. Daniel Moore. The General Partner for New Enterprise Associates 10, Limited Partnership is NEA Partners 10, Limited Partnership. The individual general partners of NEA Partners 10, Limited Partnership are M. James Barrett, Peter J. Barris, C. Richard Kramlich, Peter T. Morris, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor, III. The General Partner for New Enterprise Associates 11, Limited Partnership is NEA Partners 11, Limited Partnership. The general partner for NEA Partners 11, Limited Partnership is NEA 11 GP, LLC. The individual managers of NEA 11 GP, LLC are M. James Barrett, Peter J. Barris, Ryan D. Drant, Krishna “Kittu” Kolluri, Forest Baskett, C. Richard Kramlich, Charles M. Linehan, Peter T. Morris, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor, III. The address for New Enterprise Associates is 1119 St. Paul Street, Baltimore, MD 21202.

(5)	Information is based solely on a Schedule 13G/A filed with the SEC on February 28, 2008. Silver Point Capital, L.P. reports having sole voting power for 2,500,000 shares and sole dispositive power for 10,810,499 shares. Edward A. Mule reports having shared voting power for 2,500,000 shares and shared dispositive power for 10,810,499 shares. Robert J. O’Shea reports having shared voting power for 2,500,000 shares and shared dispositive power for 10,810,499 shares. The number of shares of common stock reported as beneficially owned consists of 2,500,000 shares of common stock, plus 8,310,499 shares that may be acquired by the reporting persons upon conversion of convertible notes owned by the reporting persons. Silver Point Capital, L.P. is the investment manager of Silver Point Capital Fund, L.P. (the “Fund”) and Silver Point Capital Offshore Fund, Ltd. (the “Offshore Fund”) and by virtue of such status may be deemed to be the beneficial owner of the common stock held by the Fund and the Offshore Fund. Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point Capital, L.P. and as a result may be deemed to be the beneficial owner of the common stock held by the Fund and the Offshore Fund. Each of Edward Mule and Robert O’Shea is a member of Management and has voting and investment power with respect to the common stock held by the Fund and the Offshore Fund and may be deemed to be a beneficial owner of the common stock held by the Fund and the Offshore Fund. Silver Point Capital, L.P., Management and Messrs. Mule and O’Shea disclaim beneficial ownership of the common stock held by the Fund and the Offshore Fund, except to the extent of any pecuniary interest. The address of each of the reporting persons is Two Greenwich Plaza, Greenwich, CT 06830.

(6)	Includes 241,816 shares of common stock issuable upon exercise of stock options. Mr. Snyder, our former Chief Executive Officer, stepped down from his position and resigned from our board of directors, effective April 11, 2007.

(7)	Includes 585,355 shares of common stock issuable upon exercise of stock options.

(8)	Includes 259,821 shares of common stock issuable upon exercise of stock options.

(9)	Includes 213,600 shares of common stock issuable upon exercise of stock options. Ms. O’Leary, our former Chief Legal Officer, stepped down from her position, effective March 31, 2008.

(10)	Includes 35,000 shares of common stock issuable upon exercise of stock options.

(11)	Includes: (i) 29,000,862 shares as described in footnote 4 and (ii) 185,770 shares of common stock issuable upon exercise of stock options. Mr. Barris disclaims beneficial ownership of the 29,000,862 shares described in footnote 4, except to the extent of his proportionate pecuniary interest therein.

(12)	Includes 301,428 shares owned by Mr. David and Jeffrey Stambovsky Trustees FOB Aaron; 301,428 shares owned by Mr. David and Jeffrey Stambovsky Trustees FOB Claudia; 301,428 shares owned by Mr. David and Jeffrey Stambovsky Trustees FBO Julien; 301,428 shares owned by Mr. David and Jeffrey Stambovsky Trustees FBO Zachary; 181,069 shares of common stock issuable upon exercise of stock options; and 14,273 shares issuable upon conversion of convertible notes.

(13)	Includes: (i) 12,051,594 shares as described in footnote 2 and (ii) 937 shares of common stock issuable upon exercise of stock options. Mr. Krupka disclaims beneficial ownership of the 12,051,594 shares described in footnote 2, except to the extent of his pecuniary interests therein.

(14)	Includes: (i) 2,965,943 shares owned by Institutional Venture Partners XI, L.P. (“IVP XI”), which is under common control with Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”); (ii) 474,825 shares owned by IVP XI KG, which is under common control with IVP XI; and (iii) 20,966 shares of common stock issuable upon exercise of stock options. Institutional Venture Management XI, LLC (“IVM XI”) is the General Partner of IVP XI. IVM XI is the Managing Limited Partner of IVP XI KG. Mr. Miller is a Managing Director of IVM XI. Mr. Miller disclaims beneficial ownership of the shares reported herein, except to the extent of his pecuniary interest therein and the shares underlying the options issued directly to him.

(15)	Includes 124,649 shares of common stock issuable upon exercise of stock options.

(16)	Includes 185,770 shares of common stock issuable upon exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2007, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% stockholders.

ANNUAL MEETING OF STOCKHOLDERS OF

VONAGE HOLDINGS CORP.

May 16, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the COMPANY NUMBER instructions. Have your proxy card available when you call.

- OR - ACCOUNT NUMBER

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the date of the Annual Meeting.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20230000000000001000 9 051608

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF BOTH CLASS II DIRECTOR NOMINEES AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

FOR AGAINST ABSTAIN

1. Election of Class II Directors to serve a three-year term: 2. Ratification of the appointment of BDO Seidman, LLP as Vonage’s independent registered public accounting firm for

NOMINEES: the fiscal year ending December 31, 2008.

FOR ALL NOMINEES J. Sanford Miller John J. Roberts

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038

Please mark box if you plan to attend the Annual Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

VONAGE HOLDINGS CORP.

23 MAIN STREET HOLMDEL, NJ 07733

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Richard L. Cohen and Henry Pickens, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Vonage Holdings Corp. held of record by the undersigned on March 31, 2008, at the Annual Meeting of Stockholders to be held at the Robert Meyner Reception Center at the PNC Bank Arts Center, Exit 116, Garden State Parkway, Holmdel, New Jersey 07733 on May 16, 2008 at 10:00 a.m., local time, or any adjournment or postponement thereof, and, in their discretion, on any other matters properly presented for a vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF BOTH CLASS II DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

(Continued and to be signed on the reverse side)

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